                                                                    Exhibit 10.1

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of September 7, 2000, by and among WMUR-TV, Inc., a New Hampshire corporation (the "Seller"), and Hearst-Argyle Properties, Inc., a Delaware corporation (the "Purchaser") and Hearst-Argyle Television, Inc., a Delaware corporation (the "Guarantor").

                            W I T N E S S E T H:

         WHEREAS, the Seller owns certain assets which it uses to conduct the business and operations of television station WMUR-TV, Manchester, New Hampshire (the "Business").

         WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, substantially all of the assets of the Seller owned, used or held for use by the Seller primarily to conduct the operations of the Business, and in connection therewith, the Purchaser has agreed to assume certain liabilities of the Seller relating primarily to the Business, all upon the terms and subject to the conditions set forth herein (such transaction sometimes being referred to herein as the "Asset Purchase").

         WHEREAS, the prior consent of the United States Federal Communications Commission is required to permit the consummation of the Asset Purchase.

         WHEREAS, the Guarantor desires to unconditionally guarantee any and all obligations and liabilities of Purchaser, or Purchaser's assignees, under this Agreement, as an inducement to the Seller to enter into this Agreement.

         WHEREAS, the Seller and the Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Asset Purchase, all as more fully set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance of such covenants, promises and agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

                                  ARTICLE I.
                                  DEFINITIONS

     1.1 Certain Definitions. For all purposes of and under this Agreement, the following terms shall have the respective meanings set forth below:

                 (a) "Action" means any claim, action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation.

                 (b) "Affiliate" means any "affiliate" as defined in Rule 144(a)(1) promulgated under the Securities Act of 1933, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

                 (c) "Business Day" means any weekday (Monday through Friday) on which commercial banks in New York, New York are open for business.

                 (d) "Communications Act" means the Communications Act of 1934, as amended, any successor statute thereto, and all rules, regulations and written policies of the FCC promulgated thereunder.

                 (e) "Confidentiality Agreement" means the letter agreement between the Seller and the Guarantor, dated as of November 17, 1999.

                 (f) "Contract" means any legally binding contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, concession agreement, insurance policy, security interest, guaranty, binding commitment or other agreement or arrangement, whether written or oral.

                 (g) "Encumbrance" means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar right), defect of title, or other encumbrance of any kind or character.

                 (h) "Environmental Law" means any Law pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), wetlands, public or employee health or safety or any other environmental matter, including, without limitation, the following laws as in effect as the Closing Date: (i) Clean Air Act (42 U.S.C.
Section 7401, et seq.); (ii) Clean Water Act (33 U.S.C. Section 1251, et seq.);
(iii) Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.);
(iv) Comprehensive Environmental Resource Compensation and Liability Act (42 U.S.C. Section 9601, et seq.); (v) Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.); (vi) Toxic Substances Control Act (15 U.S.C. Section 2601, et seq.); (vii) Rivers and Harbors Act (33 U.S.C. Section 401, et seq.); (viii) Endangered Species Act (16 U.S.C. Section 1531, et seq.); (ix) Occupational Safety and Health Act (29 U.S.C. Section 651, et seq.); (x) Hazardous Material Transportation Act (49 U.S.C. Section 1801, et. seq.); (xi) any similar or applicable environmental State Laws; and (xii) any other Laws relating to Hazardous Materials or Hazardous Materials Activities.

                 (i) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

                 (j) "FCC" means the United States Federal Communications Commission, and any successor agency thereto.

                 (k) "Final Order" means a written action or order issued by the FCC, setting forth the FCC Consent and which has not been reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which no requests have been filed for administrative or judicial review, reconsideration, appeal or stay and the periods provided by statute or FCC regulations for filing of any such requests for administrative or judicial review, reconsideration, appeal or stay or for the FCC to set aside the action on its own motion have expired.

                 (l) "GAAP" means generally accepted accounting principles in the United States.

                 (m) "Governmental Authority" means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial body, in each case whether federal, state, county, provincial, local or foreign.

                 (n) "Governmental Order" means any statute, rule, regulation, order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

                 (o) "Hazardous Material" means any radioactive, toxic, hazardous, or dangerous material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including but not limited to asbestos, petroleum, radon gas, radioactive matter, PCBs, oils, hydrocarbons, photographic chemicals and products and other pollutants and contaminants.

                 (p) "Hazardous Materials Activity" means the handling, transportation, transfer, recycling, storage, use, treatment, manufacture, investigation, removal, remediation, release, exposure of others to, sale or other distribution of any Hazardous Material or any product containing a Hazardous Material.

                 (q) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

                 (r) "Income Tax" means any federal, state, county or local income, franchise, business profits or other similar Tax measured by net income, any withholding or estimated Tax related thereto, any interest and penalties (civil or criminal) thereon or additions thereto.

                 (s) "Intellectual Property" means (i) any United States and foreign patents, patent applications, patent disclosures and improvements thereto, (ii) United

States and foreign trademarks, service marks, trade dress, logos, trade names, domain names, databases and corporate names, the goodwill associated therewith, and the registrations and applications for registration thereof, and (iii) United States and foreign copyrights, and the registrations and applications for registration thereof.

                 (t) "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

                 (u) "IRS" means the United States Internal Revenue Service, and any successor agency thereto.

                 (v) "Knowledge of the Seller," "known to the Seller" and phrases of similar import mean, with respect to any matter in question relating to the Business or the Seller, if Frank B. Imes, Charles E. Harmond, Larry Gilpin or Joseph Paciorkowski have actual knowledge of such matter without obligation of inquiry.

                 (w) "Law" means any federal, state, county, provincial, local or foreign statute, law, ordinance, regulation, rule, code or rule of common law.

                 (x) "Liability" means any direct or indirect debt, obligation or liability of any kind or nature, whether accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, and whether due or to become due, asserted or unasserted, or known or unknown.

                 (y) "License" means any franchise, approval, permit, order, authorization, consent, license, registration or filing, certificate, variance and any other similar right obtained from or filed with any Governmental Authority.

                 (z) "Material Adverse Effect" means any change or effect that is materially adverse to the assets, properties, operations, business, financial or other condition and/or results of operations of the Business, taken as a whole, except for any such changes or effects resulting directly or indirectly from (i) the transactions contemplated by this Agreement, (ii) the announcement or other disclosure of the transactions contemplated by this Agreement, (iii) regulatory changes, or (iv) changes in conditions generally applicable to the television broadcasting industry, or in general economic conditions in the geographic regions in which the Business is conducted.

                 (aa) "Permitted Encumbrances" means (i) Encumbrances for inchoate mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of business and are for amounts not yet due or that are being contested in good faith through appropriate proceedings, in each case with respect to which adequate reserves or other appropriate provisions have been made by Seller and which are reflected in the Financial Statements, (ii) statutory Encumbrances for Taxes and other Liabilities not yet due and payable or that are being contested in good faith through appropriate proceedings, in each case with respect to which adequate reserves or other appropriate provisions have been made by Seller and which are reflected in the Financial Statements,
(iii) Encumbrances reflected on the Latest Balance Sheet and (iv) solely with respect to Owned Real Property, provided, that the following are not violated by existing improvements in any material respect and do not prohibit or materially restrict the continued use and operation of such Owned Real Property for the same uses and operations consistent with past practice, or grant any third party any option or right to acquire, lease or occupy a material portion thereof, (A) easements, rights of way and other similar restrictions of record which would be shown by a current title report, (B) conditions that may be shown by a current survey, title report or physical inspection, and (C) zoning, building and other similar restrictions imposed by applicable Law.

                 (bb) "Person" means any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

                 (cc) "Program License Agreements" means any Business Contract granting rights to broadcast programming on the Station.

                 (dd) "Proprietary Rights" means any (i) Intellectual Property,
(ii) trade secrets and confidential business information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, software, databases, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information), (iii) other proprietary rights,
(iv) copies and tangible embodiments thereof (in whatever form or medium), and
(v) licenses granting any rights with respect to any of the foregoing.

                 (ee) "Purchaser Documents" means, collectively, the (i) the Bill of Sale, (ii) the Assignment and Assumption, (iii) the Assignment of Proprietary Rights, (iv) the Assignment of Station Licenses, and (v) the Post-Closing Escrow Agreement.

                 (ff) "Seller Documents" means, collectively, the (i) the Warranty Deed(s), (ii) the Bill of Sale, (iii) the Assignment and Assumption,
(iv) the Assignment of Proprietary Rights, (v) the Assignment of Station Licenses, and (vi) the Post-Closing Escrow Agreement.

                 (gg) "Station" means television station WMUR-TV, Manchester, New Hampshire.

                 (hh) "Subsidiary" means (unless otherwise indicated), with respect to a Person, any other Person (i) in which such Person has a direct or indirect equity or other ownership interest in excess of fifty percent (50%), or
(ii) with respect to such Person, has the ability to elect or nominate a majority of the board of directors or similar governing body of such Person.

                   (ii) "Tax" means any federal, state, county, provincial, local or foreign income, gross receipts, sales, use, ad valorem, employment, severance, transfer, gains, profits, excise, franchise, property, capital stock, premium, minimum and alternative minimum or other taxes, fees, levies, duties, assessments or charges of any kind or nature whatsoever imposed by any Governmental Authority (whether payable directly or by withholding), together with any interest, penalties (civil or criminal), additions to, or additional amounts imposed by, any Governmental Authority with respect thereto, and any expenses incurred in connection with the determination, settlement or litigation of any Liability therefor.

                   (jj) "Tax Return" means a report, return or other information required to be supplied to a Governmental Authority with respect to any Tax.

                   (kk) "Trade Agreements" means any Business Contract for the sale of advertising time on the Station in exchange for goods or services other than Program License Agreements.

         1.2 Certain Additional Definitions. For all purposes of and under this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

         Term                                                           Section
         ----                                                           -------

         Accounts Receivable                                            4.12(c)
         Agreement                                                      Preamble
         Asset Purchase                                                 Recitals
         Assignment and Assumption                                      3.2(a)
         Assignment of Proprietary Rights                               3.2(a)
         Assignment of Station Licenses                                 3.2(a)
         Assumed Liabilities                                            2.2(b)
         Barter Agreements                                              4.7(a)
         Benefit Plan(s)                                                4.10(a)
         Bill of Sale                                                   3.2(a)
         Business                                                       Recitals
         Business Contract(s)                                           2.1(b)
         Business Employee(s)                                           4.9
         Business Insurance Policies                                    4.17(a)
         Business License(s)                                            2.1(b)
         Cash Payment                                                   2.3(a)
         Closing                                                        3.1
         Closing Date                                                   3.1
         Closing Working Capital                                        2.3(b)
         Consultant                                                     6.13(a)
         Environmental Auditor                                          6.13(f)
         Environmental Termination Notice                               6.13(g)
         Environmental Violation                                        6.13(b)

         Term                                                           Section
         ----                                                           -------

         Environmental Work                                             6.13(b)
         Environmental Work Cost Limit                                  6.13(g)
         Escrow Agent                                                   3.3(a)
         Estimated Statement of Working Capital                         2.3(b)
         Excluded Assets                                                2.1(c)
         Excluded Liabilities                                           2.2(c)
         FCC Applications                                               6.12
         FCC Consent                                                    6.12
         Final Statement of Working Capital                             2.3(b)
         Financial Statements                                           4.12(a)
         HSR Termination Notice                                         8.1(g)
         HSR Termination Rescission Notice                              8.1(g)
         HSR Trigger Date                                               8.1(g)
         Indemnification Threshold Amount                               8.4(c)
         Independent Accountant                                         2.3(b)
         Latest Balance Sheet                                           4.12(a)
         Latest Balance Sheet Date                                      4.12(a)
         Lease(s)                                                       4.5(a)
         Leased Assets                                                  4.5(a)
         Leased Real Property                                           4.5(a)
         Liquidated Damages                                             8.3(b)
         Loss(es)                                                       8.4(a)
         Material Business Contract(s)                                  4.7(a)
         Notice of Disagreement                                         2.3(b)
         Owned Real Property                                            4.5(a)
         Phase I                                                        6.13(a)
         Phase II Inspection                                            6.13(c)
         Post-Closing Escrow                                            3.3(a)
         Post-Closing Escrow Agreement                                  3.3(a)
         Purchase Price                                                 2.3(a)
         Purchased Assets                                               2.1(b)
         Purchaser                                                      Preamble
         Purchaser Benefit Plan                                         6.9(a)
         Purchaser Claim                                                8.4(a)
         Purchaser Cure Period                                          8.1(c)
         Purchaser Indemnified Party                                    8.4(a)
         Related Party Agreements                                       4.7(a)
         Seller                                                         Preamble
         Seller Articles of Incorporation                               4.1
         Seller Bylaws                                                  4.1
         Seller Claim                                                   8.4(b)
         Seller Cure Period                                             8.1(b)

         Term                                                           Section
         ----                                                           -------

         Seller Indemnified Party                                       8.4(b)
         Short Term Agreement                                           4.7(a)
         Station Licenses                                               2.1(b)
         Termination Date                                               8.1(d)
         Transferred Employees                                          6.9(a)
         Warranty Deeds                                                 3.2(a)
         Working Capital                                                2.3(b)


                                  ARTICLE II.
                           PURCHASE AND SALE OF ASSETS

         2.1 Purchase and Sale of Purchased Assets.

                   (a) Purchase and Sale. Upon the terms and subject to the conditions set forth herein, at the Closing, the Purchaser shall purchase from the Seller, and the Seller shall irrevocably sell, convey, transfer, assign and deliver to the Purchaser, free and clear of all Encumbrances other than Permitted Encumbrances and those Encumbrances set forth in Schedule 4.5(b) hereto, all right, title and interest in and to the Purchased Assets (as defined below).

                   (b) Definition of Purchased Assets. For all purposes of and under this Agreement, the term "Purchased Assets" shall mean, refer to and include all of the Seller's right, title and interest in and to all tangible and intangible assets, properties and rights which are reflected on the Financial Statements or owned, used or held for use by the Seller primarily to conduct the operations of the Business, including, without limitation, all right, title and interest of the Seller in and to all real property (including, without limitation, the Owned Real Property set forth in Schedule 4.5(a) hereto), and any leaseholds and sub-leaseholds therein (including, without limitation, leases for the Leased Real Property set forth in Schedule 4.5(a) hereto), buildings, towers, antennae, structures, improvements, fixtures, furnishings and other fittings thereon and additions, replacements and alterations thereto, and easements, rights-of-way, and other appurtenances thereto, all tangible personal property (whether or not located on the Seller's premises and including, without limitation, the tangible personal property set forth in Schedule 4.5(a) hereto) including all machinery, equipment and tools, furniture and furnishings, computers and computer supplies, office materials and supplies, automobiles, trucks and other vehicles, cameras, transmitters, antennas, spare parts, inventories of any kind or nature, office materials and supplies, manufactured and purchased goods, all accounts, notes and other receivables, all prepaid assets and expenses, and all books, records, employment records (except to the extent prohibited by law or regulation), production records, filings with the FCC, ledgers, files, documents, correspondence, customer, supplier, advertiser, circulation and other lists, invoices and sales data, creative, advertising and other promotional materials, studies, reports, and other printed or written materials or data, and specifically including, without limitation, the following:

                         (i) Proprietary Rights (including, without
limitation, the Intellectual Property set forth in Schedule 4.6(a) hereto), goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the applicable Laws of all jurisdictions;

                         (ii) Contracts to which the Seller is a party or by
which its assets or properties are bound (each, a "Business Contract" and, collectively, "Business Contracts") (including, without limitation, the Material Business Contracts set forth in Schedule 4.7(a) hereto), and all rights thereunder;

                         (iii) Licenses owned or possessed by the Seller used
or necessary for the conduct of the Business other than the Station Licenses (each, a "Business License" and, collectively, the "Business Licenses");

                         (iv) any and all refunds of Taxes relating to the
operation of the Business on or after the Closing Date, other than refunds of Income Taxes that relate to the sale of the Purchased Assets;

                         (v) Actions, deposits, prepayments, refunds, causes
of action, choses in action, rights of recovery, rights of set off, and rights of recoupment of any kind or nature (including, without limitation, any such item relating to Taxes other than Income Taxes that relate to the sale of the Purchased Assets) relating to the Purchased Assets or the Assumed Liabilities;

                         (vi) all licenses, permits, permissions and other
authorizations issued by the FCC and other governmental agencies for the operation of the Station, including, but not limited to those listed on Schedule
4.19 hereto, and Seller's rights in and to the call letters WMUR-TV (the "Station Licenses");

                         (vii) all rights of Seller relating to or arising out
of or under express or implied warranties from suppliers with respect to the assets and properties being transferred to Purchaser;

                         (viii) all prepaid expenses, accounts receivable,
advances and deposits which relate to the business and operation of the Station, including prepaid film and programming expenses (it being understood that the Purchase Price includes payment for the contracts and commitments of Seller relating to film and programming and that no further payment to Seller or proration shall be due in respect thereof) and all barter receivables arising in connection with Trade Agreements now existing or hereafter entered into in the ordinary course of business to the extent permitted by Section 6.1 hereof; and

                         (ix) those other assets, properties and rights
described on Schedule 4.5(a) annexed hereto and made a part hereof.

                 (c) Definition of Excluded Assets. Notwithstanding anything to the contrary set forth in this Section 2.1 or elsewhere in this Agreement, the term "Purchased Assets" shall not mean, refer to or include the following (collectively, the "Excluded Assets"):

                         (i) the corporate charter and bylaws, qualifications
to transact business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation;

                         (ii) all assets, whether real or personal, tangible
or intangible, which are owned, used or held for use by the Seller primarily to conduct any business operation or activity other than the Business;

                         (iii) rights in or to all Benefit Plans and all
assets associated with or allocated to employees of the Seller other than Business Employees thereunder and that are not used in the Business;

                         (iv) any and all refunds of Taxes relating to the
operations of the Business prior to the Closing Date and refunds of Income Taxes that relate to the sale of the Purchased Assets;

                         (v) Actions, deposits, prepayments, refunds, causes
of action, choses in action, rights of recovery, rights of set off, and rights of recoupment of any kind or nature (including any Income Taxes that relate to the sale of the Purchased Assets) relating to the Excluded Assets or the Excluded Liabilities;

                         (vi) refunds paid or payable in connection with the
cancellation or discontinuance of any insurance policies applicable to the Business (including, without limitation, the Business Insurance Policies set forth in Schedule 4.17 hereto) with respect to actions taken or payments made prior to the Closing;

                         (vii) all rights of the Seller under this Agreement,
any agreement, certificate, instrument or other document executed and delivered by the Seller in connection with the transactions contemplated hereby, or any side agreement between the Seller and the Purchaser entered into on or after the date of this Agreement; and

                         (viii) those assets identified on Schedule 2.1(c)
hereto.

         2.2 Assumption of Liabilities.

                 (a) Assumption. Upon the terms and subject to the conditions set forth herein, at the Closing the Purchaser shall assume from the Seller (and therefore pay, perform and discharge), and the Seller shall irrevocably convey, transfer and assign to the Purchaser, all of the Assumed Liabilities (as defined below).

                 (b) Definition of Assumed Liabilities. For all purposes of and under this Agreement, the term "Assumed Liabilities" shall mean and refer to all Liabilities of the Seller set forth below, to the extent that such Liabilities exist on the Closing Date and arose primarily out of the operation of the Business or the Purchased Assets, but specifically excluding the Excluded Liabilities (as defined below):

                         (i) Liabilities of the Seller under all Business
Contracts (including, without limitation, the Material Business Contracts set forth in Schedule 4.7(a) hereto) arising and to be performed on and after the Closing Date;

                         (ii) Liabilities of the Seller under all Business
Licenses arising and to be performed on and after the Closing Date;

                         (iii) Liabilities which relate to conduct of the
Business prior to the Closing Date and are reflected on the Latest Balance Sheet, to the extent such liabilities are properly recorded thereon as current liabilities and incurred in compliance with this Agreement, as applicable;

                         (iv) Severance payments assumed by the Purchaser
pursuant to Section 6.9(b);

                         (v) Liabilities of the Seller for all accrued
vacation and sick time of all Business Employees to the extent included as liabilities in the calculation of Working Capital;

                         (vi) Liabilities of the Seller arising from
discharges or releases of Hazardous Materials and other Hazardous Material Activities, violations of Environmental Laws or similar matters to the extent
(x) such Liabilities are related to conditions existing at the Owned Real Property or the Leased Real Property and (y) such Liabilities are not related to Environmental Violations Seller is required to remediate pursuant to Section 6.13; and

                         (vii) Liabilities of the Seller under all Trade
Agreements and Barter Agreements.

                 (c) Definition of Excluded Liabilities. Except for the Assumed Liabilities, the Purchaser shall not assume any Liabilities of the Seller (collectively, the "Excluded Liabilities"). Notwithstanding anything to the contrary set forth in this Section 2.2 or elsewhere in this Agreement, the term "Assumed Liabilities" shall not mean, refer to or include (and, therefore, the "Excluded Liabilities" shall include) the following:

                         (i) Liabilities of the Seller under any bonds, notes,
debentures or similar instruments, any indebtedness for borrowed money or any guarantees thereof, including but not limited to the Revolving Credit and Term Loan Agreement by and among Commercial Dispatch Publishing Company, Inc., Columbus Television, Inc., WMUR-TV, Inc., WBOY-TV, Inc., KDBC-TV Limited Partnership, Citizens Bank New

Hampshire, Citizens Bank Massachusetts and Citizens Bank Rhode Island, dated as of July 16, 1998, and all agreements related thereto;

                         (ii) Liabilities of the Seller under any Benefit
Plan;

                         (iii) Liabilities for Income Taxes of the Seller,
including Income Taxes that relate to the sale of the Purchased Assets and Taxes payable by Seller pursuant to Sections 2.7 and 6.8;

                         (iv) Liabilities of the Seller in respect of
transaction costs payable by the Seller pursuant to Section 6.8 hereof;

                         (v) Any liabilities relating to the capital stock of
the Company or any shareholder's agreement to which the Company is a party;

                         (vi) Any liabilities relating to the Excluded Assets;

                         (vii) Any liabilities of the Seller arising out of
infringement of the Intellectual Property rights of any Person, but only to the extent such liabilities arose out of the operation of the Business prior to the Closing;

                         (viii) Except as set forth in Section 6.13 and except
for liabilities assumed by the Purchaser pursuant to Section 2.2(b)(vi), all liabilities arising out of violations of any Environmental Laws and any liabilities for any release of Hazardous Materials; and

                         (ix) Any liabilities due to any other division or
business unit of Seller, shareholder of Seller, or any of their or Seller's Affiliates, officers or directors or any liabilities under any employment agreement or arrangement with Charles E. Harmond or Frank Imes or Item 113 on
Schedule 4.7(a).

         2.3 Consideration for Purchased Assets.

                 (a) Consideration. Subject to Section 2.3(b) hereof, the purchase price (the "Purchase Price") for the Purchased Assets shall be (i) One Hundred Eighty-Five Million Dollars ($185,000,000) in cash, as adjusted pursuant to Sections 2.3(b) and 6.13(g) hereof, plus the amount of any costs or expenses incurred by the Seller pursuant to Section 6.13, with such amount not to exceed Fifty Thousand Dollars ($50,000) (the "Cash Payment"), and (ii) the assumption by the Purchaser of the Assumed Liabilities pursuant to Section 2.2 hereof.

                 (b) Working Capital Adjustment.

                         (i) For all purposes of and under this Agreement, the
term "Working Capital" shall mean (i) the value of the Seller's current assets included within the Purchased Assets excluding Trade Agreements and Barter Agreements, minus (ii) the value of the Seller's current liabilities excluding Trade Agreements and Barter

Agreements included within the Assumed Liabilities, minus (iii) without duplication, amounts secured by the Encumbrances set forth on Schedule 4.5(b), and minus (iv) the amount, if any, by which the value of the unfulfilled obligations under all Trade Agreements and Barter Agreements existing on the Closing Date exceeds One Hundred Thousand Dollars ($100,000), each calculated as of the Closing in accordance with GAAP applied in a manner consistent with the preparation of the Financial Statements (except that clause (iv) shall not be calculated in a manner consistent with the Financial Statements).

                         (ii) At least five (5) Business Days prior to the
Closing, the Seller shall cause to be prepared and delivered to the Purchaser a statement (the "Estimated Statement of Working Capital") setting forth the Working Capital as of the Closing ("Closing Working Capital"), as estimated by the Seller in good faith, based upon the books and records of the Seller and in accordance with GAAP. In the event that the Estimated Statement of Working Capital reflects positive Closing Working Capital, the Cash Payment to be paid by the Purchaser to the Seller at the Closing pursuant to Section 2.3(a) and
Section 3.3(a) hereof shall be increased, on a dollar for dollar basis, in an amount equal to any positive Closing Working Capital reflected in the Estimated Statement of Working Capital. In the event that the Estimated Statement of Working Capital reflects negative Closing Working Capital, the Cash Payment to be paid by the Purchaser to the Seller at the Closing pursuant to Section 2.3(a) and Section 3.3(a) hereof shall be decreased, on a dollar for dollar basis, in an amount equal to any negative Closing Working Capital reflected in the Estimated Statement of Working Capital.

                         (iii) As promptly as practicable, but in any event
within ninety (90) calendar days following the Closing, the Seller shall cause to be prepared and delivered to the Purchaser a statement (the "Final Statement of Working Capital") setting forth the Closing Working Capital. Subject to
Section 2.3(b)(iv) hereof, within thirty (30) calendar days following delivery of the Final Statement of Working Capital pursuant to this Section 2.3(b)(iii),
(A) the Seller shall pay to the Purchaser the amount by which the Closing Working Capital reflected in the Estimated Statement of Working Capital exceeds the Closing Working Capital reflected in the Final Statement of Working Capital, if any, or (B) the Purchaser shall pay to the Seller the amount by which the Closing Working Capital reflected in the Final Statement of Working Capital exceeds the Closing Working Capital reflected in the Estimated Statement of Working Capital, if any. Any and all payments made pursuant to this Section 2.3(b)(iii) shall be made by wire transfer of immediately available funds to an account designated in writing by the party to receive such payment. Any payment made pursuant to this Section 2.3(b)(iii) shall be deemed to be an adjustment to the Purchase Price.

                         (iv) If the Purchaser disagrees in good faith with
the Final Statement of Working Capital, then the Purchaser shall notify the Seller in writing (the "Notice of Disagreement") of such disagreement within thirty (30) calendar days following delivery of the Final Statement of Working Capital. The Notice of Disagreement shall set forth in reasonable detail the basis for the disagreement described therein. Thereafter, the Seller and the Purchaser shall attempt in good faith to resolve and finally determine the amount of the Closing Working Capital. If the Seller and the Purchaser are unable to resolve the disagreement within thirty (30) calendar days following delivery of the Notice of Disagreement, then the Seller and the Purchaser shall select a mutually acceptable, nationally recognized independent accounting firm that does not then have a relationship with the Seller or the Purchaser, or either of their respective Affiliates (the "Independent Accountant"), to resolve the disagreement and make a determination with respect thereto. Such determination will be made, and written notice thereof given to the Seller and the Purchaser, within thirty (30) calendar days after such selection. The determination by the Independent Accountant shall be final, binding and conclusive upon the Seller and the Purchaser. The scope of the Independent Accountant's engagement (which will not be an audit) shall be limited to the resolution of the disputed items described in the Notice of Disagreement, and the recalculation, if any, of the Final Statement of Working Capital in light of such resolution. If an Independent Accountant is engaged pursuant to this Section 2.3(b)(iv), the fees and expenses of the Independent Accountant shall be borne equally by the Seller and the Purchaser. Within ten
(10) calendar days after delivery of a notice of determination by the Independent Accountant as described above, any payment required by Section 2.3(b)(iii) hereof shall be made, based on such determination.

                 (c) Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting purposes) in the manner set forth in Schedule 2.3(c) hereto, which allocation will be consistent with Section 1060 of the Internal Revenue Code. The Purchaser and the Seller (i) shall execute and file all Tax Returns and prepare all financial statements, returns and other instruments in a manner consistent with the allocation determined pursuant to this Section 2.3(c), and (ii) shall cooperate with each other in a timely filing, consistent with such allocation, of Form 8594 with the IRS.

         2.4 Further Assurances. At and after the Closing, and without further consideration therefor, (i) the Seller shall execute and deliver to the Purchaser such further instruments and certificates of conveyance and transfer as the Purchaser may reasonably request in order to more effectively convey and transfer the Purchased Assets to the Purchaser and to put the Purchaser in operational control of the Business, or for aiding, assisting, collecting and reducing to possession any of the Purchased Assets and exercising rights with respect thereto, and (ii) the Purchaser shall execute and deliver to the Seller such further instruments and certificates of assumption, novation and release as the Seller may reasonably request in order to effectively make the Purchaser responsible for all Assumed Liabilities and release the Seller therefrom to the fullest extent permitted under applicable Law.

         2.5 Nontransferable Business Contracts and Business Licenses. To the extent that transfer or assignment hereunder by the Seller to the Purchaser of any Business Contract or Business License is not permitted or is not permitted without the consent of another Person, this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent is not given or if such an undertaking otherwise would constitute a breach thereof or cause a loss of benefits thereunder. The Seller shall use all commercially reasonable efforts to obtain any and all such third party consents under all Material Business Contracts and Business Licenses; provided, however, that the Seller shall not be required to pay or incur any cost or expense to obtain any third party consent that the Seller is not otherwise required to pay or incur in accordance with the terms of the applicable Material Business Contract or Business License. If any such third party consent is not obtained before the Closing, the Seller shall cooperate with the Purchaser in any reasonable arrangement designed to provide to the Purchaser after the Closing the benefits under the applicable Business Contract or Business License including enforcement for the benefit of the Purchaser of any and all rights of the Seller against any other Person arising out of breach or cancellation by such other Person of the Material Business Contracts or the Business Licenses and including, if so reasonably requested by the Purchaser, acting as an agent on behalf of the Purchaser, or as the Purchaser shall otherwise reasonably request; provided, however, that Seller shall not be required to pay or incur any cost or expense in connection therewith.

         2.6 Proration of Lease Payments, Utility Charges and Other Payments. If the Closing Date shall fall on a date other than the date on which payments are due with respect to (a) any Contracts for Leased Assets and Leased Real Property, (b) insurance or (c) utility or similar regular periodic charges with respect to the Purchased Assets for which a final billing has not been received by the Seller, any installment of rental payments, insurance premiums and any such utility or similar charge payable with respect to the current period in which the Closing Date occurs shall be paid by the Seller on the basis of the actual number of days elapsed from the first day of such period to the Closing Date and the balance shall be paid by the Purchaser.

         2.7 Proration of Taxes. All property taxes, ad valorem taxes and special assessments payable with respect to a taxable period beginning and ending before the Closing Date, but not yet due as of the Closing Date, with respect to any Purchased Assets shall be paid by the Seller. In the case of any such taxes or assessments payable with respect to a taxable period beginning before the Closing Date and ending after the Closing Date, but not yet due as of the Closing Date, the Seller shall pay that portion of such taxes times a fraction, the numerator of which is the number of days from the beginning of such taxable period through and including the Closing Date, and the denominator of which is 365, and the balance shall be paid by the Purchaser.

                                 ARTICLE III.
                                  THE CLOSING

         3.1 The Closing. The consummation of the transactions contemplated hereby shall take place at a closing (the "Closing") to be held at 10:00 a.m., New York time, on a date to be designated by the Seller, which date shall be the later of the fifth (5th) Business Day after satisfaction and fulfillment or, if permissible pursuant to the terms hereof, waiver of the conditions set forth in
Article VII hereof, or January 8, 2001 (the "Closing Date"), at the offices of Latham & Watkins, 1001 Pennsylvania Avenue, N.W., Suite 1300, Washington, D.C. 20004, unless another time, date or place is mutually agreed upon in writing by the Seller and the Purchaser.

         3.2 Closing Deliveries of the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following instruments, certificates and other documents, dated as of the Closing Date and executed on behalf of the Seller by a duly authorized officer thereof, in order to effect the transfer of the Purchased Assets to the Purchaser pursuant to Section 2.1 hereof:

                 (a) Instruments of Transfer and Assignment.

                         (i) A warranty deed or deeds, as the case may be, in
substantially the form attached hereto as Exhibit A (the "Warranty Deeds"), conveying fee simple title to all of the Owned Real Property;

                         (ii) a Bill of Sale substantially in the form
attached hereto as Exhibit B (the "Bill of Sale");

                         (iii) an Instrument of Assignment and Assumption
substantially in the form attached hereto as Exhibit C (the "Assignment and Assumption");

                         (iv) an Assignment of Proprietary Rights
substantially in the form attached hereto as Exhibit D (the "Assignment of Proprietary Rights");

                         (v) an Assignment of Station Licenses substantially
in the form attached hereto as Exhibit E (the "Assignment of Station Licenses");

                         (vi) copies of all instruments, certificates,
documents and other filings (if applicable) necessary or reasonably requested by the Purchaser to release the Purchased Assets from all Encumbrances other than Permitted Encumbrances and those Encumbrances set forth in Schedule 4.5(b) hereto, all in a form reasonably satisfactory to counsel for the Purchaser;

                         (vii) copies of all requisite Licenses, waivers,
consents, approvals, authorizations, qualifications and other orders of any Governmental Authorities with competent jurisdiction over the transactions contemplated hereby, and all requisite consents, approvals or waivers from third parties, which are necessary or reasonably requested by the Purchaser to effect the valid transfer and assignment of the Purchased Assets to the Purchaser pursuant to this Agreement and to otherwise consummate the transactions contemplated hereby each in a form reasonably satisfactory to counsel for the Purchaser; and

                         (viii) all other instruments and certificates of
conveyance and transfer as the Purchaser may reasonably request in order to more effectively convey and transfer the Purchased Assets to the Purchaser and to put the Purchaser in operational control of the Business, or for aiding, assisting, collecting and reducing to possession any of the Purchased Assets and exercising rights with respect thereto.

                 (b) Closing Certificates.

                         (i) An officer's certificate substantially in the
form attached hereto as Exhibit F;

                         (ii) a secretary's certificate substantially in the
form attached hereto as Exhibit G;

                         (iii) a certificate of the Seller certifying as to
its non-foreign status which complies with the requirements of Section 1445 of the Internal Revenue Code; and

                         (iv) for each Owned Real Property, an affidavit or
other undertaking of the Seller as may be reasonably required by the Purchaser's title insurance company to issue a standard ALTA Owner's Policy for such Owned Real Property subject only to the Permitted Encumbrances (it being understood that the Seller will provide any affidavit or undertaking required in order to induce the Purchaser's title insurance company to insure over any "gap" period resulting from any delay in the recording of documents).

         3.3 Closing Deliveries of the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller the following instruments, certificates and other documents, dated as of the Closing Date and executed or acknowledged (as applicable) on behalf of the Purchaser by a duly authorized officer thereof, in order to pay for the Purchased Assets and effect the assumption of all Assumed Liabilities from the Seller pursuant to Section
2.2 hereof:

                 (a) Cash Payment. An amount in cash equal to the Cash Payment, payable by wire transfer of immediately available funds to an account designated in writing by the Seller at least two (2) Business Days prior to the Closing Date; provided, that Fifteen Million Dollars ($15,000,000) (the "Post-Closing Escrow") of the Cash Payment shall be delivered by the Purchaser by wire transfer of immediately available funds to Allfirst Bank, as escrow agent (the "Escrow Agent"), under an escrow agreement to be entered into on the Closing Date by the Seller, the Purchaser and the Escrow Agent substantially in the form attached hereto as Exhibit J (the "Post-Closing Escrow Agreement").

                 (b) Instruments of Assumption.

                         (i) The Bill of Sale;

                         (ii) the Assignment and Assumption;

                         (iii) the Assignment of Proprietary Rights;

                         (iv) the Assignment of Station Licenses; and

                         (v) all other instruments and certificates of
assumption, novation and release as the Seller may reasonably request in order to effectively make the

Purchaser responsible for all Assumed Liabilities and release the Seller therefrom to the fullest extent permitted under applicable Law.

                 (c) Closing Certificates.

                         (i) An officer's certificate substantially in the
form attached hereto as Exhibit H; and

                         (ii) a secretary's certificate substantially in the
form attached hereto as Exhibit I.

                                ARTICLE IV.
                 REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller hereby represents and warrants to the Purchaser as follows:

         4.1 Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire, and has all requisite corporate power and authority to own, operate or lease the assets and properties now owned, operated or leased by it, and to conduct the Business as presently conducted by the Seller. The Seller is duly authorized, qualified or licensed to do business as a foreign corporation, and is in good standing, under the Laws of each state or other jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those states and jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. True and complete copies of the Articles of Incorporation (the "Seller Articles of Incorporation") and Bylaws (the "Seller Bylaws") of the Seller, each as amended and in effect as of the date of this Agreement, have been made available to the Purchaser and its agents and representatives.

         4.2 Authority. The Seller has all requisite corporate power and authority to enter into this Agreement and the Seller Documents, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and the Seller Documents, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery of this Agreement by the Purchaser, this Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights and relief of debtors generally, and (ii) the effect of rules of law and general principles of equity, including, without limitation, rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon the execution and delivery of the Seller Documents by the Seller at the Closing and, assuming the due authorization, execution and delivery of the Assignment and Assumption by the Purchaser, each of the Seller Documents will constitute a legally valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights and relief of debtors generally, and
(ii) the effect of rules of law and general principles of equity, including, without limitation, rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.3 No Violation; Third Party Consents. Assuming that all consents, waivers, approvals, orders and authorizations set forth in Schedule 4.4 hereto have been obtained and all registrations, qualifications, designations, declarations or filings with any Governmental Authorities set forth in Schedule
4.4 hereto have been made, and except as set forth in Schedule 4.3 hereto, the execution and delivery by the Seller of this Agreement and the Seller Documents, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the transactions contemplated hereby and thereby, will not conflict with or violate in any respect, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, give rise to any right of termination, amendment, modification, acceleration or cancellation of any obligation or loss of any benefit under, result in the creation of any Encumbrance other than a Permitted Encumbrance on any of the Purchased Assets pursuant to, or require the Seller to obtain any consent, waiver, approval or action of, make any filing with, or give any notice to any Person as a result or under, the terms and provisions of (i) the Seller Articles of Incorporation or the Seller Bylaws, (ii) any Material Business Contract or Business License to which the Seller is a party or by which any of the Purchased Assets is bound, or (iii) any Law applicable to the Seller or any of the Purchased Assets, or any Governmental Order issued by a Governmental Authority by which the Seller or any of the Purchased Assets is in any way bound or obligated, except, in the case of clauses (ii) and (iii) of this Section 4.3, as would not, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect.

         4.4 Government Consents. No consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Seller in connection with the execution and delivery by the Seller of this Agreement and the Seller Documents, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the transactions contemplated hereby and thereby, including, without limitation, the sale and transfer of the Purchased Assets and transferable Business Licenses to the Purchaser, except (i) as set forth in Schedule 4.4 hereto, and (ii) where the failure to obtain such consent, waiver, approval, order or authorization, or to make such registration, qualification, designation, declaration or filing, would not individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect.

         4.5 Tangible Property.

                 (a) Schedule 4.5(a) hereto contains a true, correct and complete list of the following to the extent owned, used or held for use by the Seller primarily to conduct the operations of the Business: (i) real property owned, as of the date hereof, by the Seller and all major buildings, structures and other improvements thereon, the ("Owned Real Property"), (ii) each real property lease pursuant to which the Seller is a party with respect to the conduct of the operations of the Business, whether as a tenant, subtenant, landlord or sublandlord including a description of the location and use as of the date hereof, by the Seller, the name of the parties thereto and a description of the property demised thereunder (including major buildings and improvements located thereon) (each such lease, sublease or occupancy agreement is referred to herein collectively as the "Leases" and each individually as a "Lease"; the property demised pursuant to such Leases is referred to herein as the "Leased Real Property") as the case may be, the date of the lease contract relating thereto and all amendments thereof, and (iii) all tangible personal property owned by the Seller, as reflected in the Seller's schedule of assets prepared in the ordinary course of business as of the date set forth therein. Except as set forth in Schedule 4.5(a) hereto, the Seller does not own, or have a contractual obligation to purchase or otherwise acquire any material interest in, any parcel of real property which would be used or held for use primarily in the operation of the Business. All of the tangible assets and properties used by the Seller pursuant to a lease or license included among the Purchased Assets shall be referred to herein, collectively, as "Leased Assets."

                 (b) The Seller has, and at the Closing the Seller will convey to the Purchaser and the Purchaser will acquire, (i) legal and valid title to, or all of the Seller's right, title and interest in and to, all of the Purchased Assets, and (ii) valid and subsisting licenses or leasehold interests in and to all of the Leased Real Property and other Leased Assets, in each case free and clear of any Encumbrances other than Permitted Encumbrances and those Encumbrances set forth in Schedule 4.5(b) hereto. The Seller has and at the Closing the Seller will convey to Purchaser fee simple title to all of the Owned Real Property.

                 (c) Except for Permitted Encumbrances, Seller has good and marketable title to all real property purported to be owned or occupied by Seller relating to the business and operation of the Station, free and clear of all liens, claims and encumbrances. Except for Permitted Encumbrances, Seller has good and marketable title and owns outright, free and clear of all liens, claims, easements, rights of way or restrictions (whether zoning or otherwise), each improvement, fixture and item of equipment located in or on each of the properties and premises owned, leased, used or occupied by it relating to the business and operation of the Station. No improvement, fixture or equipment in or on any such premises and properties to the extent owned or occupied by Seller, or the occupation or leasehold with respect thereto, is in violation of any law, including, without limitation, any zoning, building, safety or health law, except as would not, individually or in the aggregate, have, or would reasonably be expected to have, a Material Adverse Effect. Each of such premises and properties is zoned for the purposes for which each of such premises or properties is now used by Seller, except as would not, individually or in the aggregate prohibit or materially restrict the continued use and operation of any Owned Real Property consistent with past practice.

                 (d) No Owned Real Property or, to the knowledge of the Seller, Leased Real Property, has been condemned or otherwise taken by any public authority and no condemnation or taking of such Properties is, to Seller's knowledge, threatened or contemplated, and none of such Properties is, to Seller's knowledge, subject to any claim, contract or law which might affect its use or value for the purposes now made of it, and each thereof is in good condition and repair.

                 (e) Seller has not granted any outstanding options or entered into any outstanding contracts with others for the sale, lease or transfer of all or substantially all of any Owned Real Property, and no person has any right or option to acquire, or right of first refusal with respect to, any Owned Real Property or any portion thereof.

                 (f) The buildings and other improvements used at or in connection with the Owned Real Property do not encroach onto land adjoining any Owned Real Property or onto any easements to such an extent as would materially impair the value of the Owned Real Property and such improvements or the continued use and operation of the Owned Real Property and such improvements for the same uses and operations as those conducted at the present time, and the improvements from land adjoining the Owned Real Property do not encroach onto any part of the Owned Real Property to such an extent as would materially impair the continued use and operation of the Owned Real Property and such improvements for the same uses and operations as those conducted at the present time. All guy wires, guy anchors, satellite dishes, associated transmission equipment, transmitter buildings, towers, signs, main studio buildings, associated parking lots, and other buildings and other improvements included in the Purchased Assets are all located entirely on and within the boundaries of the Owned Real Property.

                 (g) No brokerage or leasing commission or other compensation is presently due or payable to any Person by Seller with respect to any Lease.

                 (h) Each Owned Real Property and Leased Real Property is contiguous to publicly dedicated streets, roads or highways, or if not so contiguous, access to and from the Owned Real Property and Leased Real Property, as applicable, and publicly dedicated streets, roads or highways is available through private lands pursuant to valid, unsubordinated, perpetual, enforceable and recorded public or private easements or rights-of-way.

         4.6 Intellectual Property and Proprietary Rights.

                 (a) Schedule 4.6(a) hereto contains a true, correct and complete list of all material Intellectual Property owned by the Seller as of the date hereof, to the extent such Intellectual Property is related primarily to the operations of the Business. The Seller owns or has a valid license or right to use all such Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances. A true and complete copy of all material documentation relating to each item of Intellectual Property set forth in
Schedule 4.6(a) hereto has been made available to the Purchaser and its agents and representatives.

                 (b) The Seller owns or has a valid right to use all Proprietary Rights used in or necessary to conduct the operations of the Business or the Purchased Assets as currently conducted by the Seller consistent with past practice, except as would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Seller, no other Person is infringing upon the rights of the Seller in or to any of the Intellectual Property set forth in
Schedule 4.6(a) hereto, except as would not reasonably be expected to have a Material Adverse Effect.

         4.7 Business Contracts.

                 (a) Schedule 4.7(a) hereto contains a true, complete and correct list of each Business Contract (whether written or oral and including all amendments thereto) to which the Seller is a party or by which the Seller or any of the Purchased Assets is bound which is material to the Business, the Purchased Assets or the Assumed Liabilities (each, a "Material Business Contract" and, collectively, the "Material Business Contracts"), including, without limitation, the following: (i) all leases relating to all Leased Real Property; (ii) all capital or operating leases or conditional sales agreements relating to any Purchased Assets (other than Short Term Agreements), in each case involving monthly payments in excess of Five Thousand Dollars ($5,000);
(iii) all noncompetition or other agreements restricting the ability of the Seller to engage in the Business in any location; (iv) all employment, consulting, separation, collective bargaining or other labor agreements; (v) all agreements under which the Seller is obligated to indemnify, or entitled to indemnification from, any other Person, other than any agreement that requires indemnification solely in connection with or as a result of a breach of such agreement; (vi) each agreement between the Seller and a third party in effect as of the date hereof for the sale of air time on the Station in exchange for goods and services used for the benefit of the Station ("Barter Agreements"), in each case involving payments in excess of Five Thousand Dollars ($5,000); (vii) all program and network affiliation agreements; (viii) all contracts described in
Section 2.2(c)(i); and (ix) all agreements with any other business unit or division of the Seller, any shareholder of Seller or any of their or Seller's Affiliates, officers or directors (collectively, "Related Party Agreements"); provided, however, that except for Barter Agreements involving payments in excess of Five Thousand Dollars ($5,000), any Contract for the sale of time on the Station shall be deemed not to be a Material Business Contract for purposes of this Section 4.7(a). For all purposes of and under this Agreement, the term "Short Term Agreement" shall mean an agreement entered into in the ordinary course of business that is terminable by the Seller upon ninety (90) days or less notice without premium or penalty.

                 (b) The Seller has made available to the Purchaser and its agents and representatives a true, complete and correct copy of each written Material Business Contract and a written summary of each oral Material Business Contract. Except as set forth in Schedule 4.7(b) hereto, (i) each Material Business Contract is in full force and effect and represents a valid, binding and enforceable obligation of the Seller in accordance with the respective terms thereof and, to the knowledge of the Seller, represents a valid, binding and enforceable obligation of each of the other parties thereto; and (ii) there exists no breach or default (or event that with notice or the lapse of time, or both, would constitute a breach or default) on the part of the Seller or, to the knowledge of the Seller, on the part of any other party under any Material Business Contract, in any case which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

         4.8 Business Licenses. Schedule 4.8 hereto contains a list of each Business License. The Seller owns or possesses all right, title and interest in and to all Licenses which are necessary to conduct the Business as conducted by the Seller as of the date hereof, except for such Licenses which the failure to obtain or possess would not, individually or in the aggregate, have a Material Adverse Effect. No loss or expiration of any License is pending or, to the knowledge of the Seller, threatened, other than the expiration of any Licenses in accordance with the terms thereof that may be renewed in the ordinary course of business.

         4.9 Business Employees. Schedule 4.9 hereto contains a true, correct and complete list of all employees of the Seller who, as of the date of this Agreement, have employment duties principally related to the Business, including (and designating as such) any such employee who is an inactive employee on paid or unpaid leave of absence, and indicating date of employment, current title and compensation. Each employee set forth in Schedule 4.9 hereto who remains employed by the Seller immediately prior to the Closing (whether actively or inactively), and each additional employee who is hired to work in the Business following the date hereof to the extent permitted by Section 6.1 of this Agreement and prior to the Closing who remains employed by the Seller immediately prior to the Closing (whether actively or inactively), shall be referred to herein individually as a "Business Employee" and, collectively, as "Business Employees."

         4.10 Employee Benefit Plans.

                 (a) Schedule 4.10(a) hereto contains a true, correct and complete list of each employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement (including any collective bargaining agreement), practice, policy or arrangement, whether written or oral, and whether or not subject to ERISA (including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of ERISA), which the Seller sponsors, maintains, has any obligation to contribute to, has Liability under or to which it is otherwise a party and which covers or otherwise provides benefits to any Business Employees or former Business Employees (or their dependents and beneficiaries) (with respect to their relationship with the Business) (each, a "Benefit Plan" and, collectively, the "Benefit Plans").

                 (b) Except as set forth in Schedule 4.10(b) hereto:

                         (i) each of the Benefit Plans is in compliance in all
material respects with its terms and all applicable Laws, including, without limitation, all tax rules for which favorable tax treatment is intended;

                         (ii) each of the Benefit Plans which is intended to
be tax-qualified under Section 401(a) of the Internal Revenue Code has been determined by the IRS to be so qualified and, to the knowledge of the Seller, no circumstances have occurred that would adversely affect the tax-qualified status of any such Benefit Plan;

                         (iii) with respect to each of the Benefit Plans,
true, correct, and complete copies of the following documents, as applicable, have been made available to the Purchaser and its agents and representatives:
(A) the current plan document and related trust document, and any amendments thereto; (B) Forms 5500, financial statements, and actuarial reports for the most recent plan year; (C) the most recently issued IRS determination letter; and (D) the current summary plan description; and

                         (iv) neither the Seller, nor any entity required to
be aggregated with the Seller or any Subsidiary thereof (as defined under Sections 414(b), or 414(c) of the Internal Revenue Code or Section 4001 of ERISA) has incurred any withdrawal liability that has not been satisfied with respect to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

                 (c) Except as set forth in Schedule 4.10(c) hereto, the execution and delivery by the Seller of this Agreement and the Seller Documents, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the transactions contemplated hereby and thereby, does not and will not result in the acceleration or creation of any rights or benefits of any current or former Business Employee (or other current or former service provider to the Business) that would not have been required but for the transactions contemplated by this Agreement and, with respect to Business Employees, except as set forth on Schedule 4.10(c), the Seller and its affiliates are not party to any plan, program, arrangement or understanding that would result, separately or in the aggregate, in the payment (whether in connection with any termination of employment or otherwise) of any "excess parachute payment" within the meaning of Section 280G of the Code with respect to a current or former employee of, or current or former independent contractor to, the Seller or any affiliate thereof.

                 (d) Except as set forth on Schedule 4.10(d), no Benefit Plan provides severance benefits to current or former employees or other service providers.

         4.11 Sufficiency of Purchased Assets.

                 (a) The Purchased Assets (including the licenses or leasehold interests in or relating to the Leased Assets) constitute all of the assets, properties and rights necessary for the conduct of the Business by the Seller in a manner consistent with past practice.

                 (b) The tangible personal property included in the Purchased Assets or the Leased Assets is in good condition and repair (ordinary wear and tear excepted) for property of comparable type, age and usage, except for tangible personal property that is obsolete and no longer used in the Business.

         4.12 Financial Information.

                 (a) Attached to Schedule 4.12(a) hereto is a true, correct and complete copy of the following financial statements (collectively, the "Financial Statements"): (i) the audited statement of assets and liabilities of the Business (the "Latest Balance Sheet") as of December 26, 1999 (the "Latest Balance Sheet Date"), (ii) the audited statements of earnings of the Business as of December 26,1999, (iii) the audited statements of changes in stockholders' equity of the Seller as of December 26, 1999, (iv) the audited statements of cash flows of the Business as of December 26, 1999, and (v) the unaudited balance sheet of the Business as of July 30, 2000, the related unaudited statements of operations as of July 30, 2000 and statements of retained earnings of the Business as of June 30, 2000. Each of the Financial Statements is derived from the books and records of the Seller (which are accurate and complete in all material respects) and the audited consolidated financial statements of the Seller and were prepared in accordance with GAAP. The Financial Statements fairly present, in all material respects, the assets and the Liabilities of the Seller that primarily relate to, the financial position of, the Business as of the respective dates thereof, and the results of operations for the respective periods then ended.

                 (b) Except as set forth on Schedule 4.12(b) hereto, since January 1, 2000, (i) none of the Seller or any of its Affiliates provides or causes to be provided any assets, services or facilities to the Station which are not included with the Purchased Assets which are material to the conduct of the Business and (ii) the Station does not provide or cause to be provided any assets, services or facilities to the Seller or any of its Affiliates which are material to the conduct of the Business.

                 (c) All trade accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments arising out of sales occurring in the conduct of the Business and the security agreements related thereto, including any rights of the Seller with respect to any third party collection proceedings or any other Action which have been commenced therewith (the "Accounts Receivable") reflected on the Latest Balance Sheet and the Accounts Receivable arising and all Accounts Receivable arising subsequent to the date of the Latest Balance Sheet, (i) have arisen from bona fide sales transactions in the ordinary course of business of the Station on ordinary trade terms, (ii) represent valid and binding obligations due to the Seller, enforceable in accordance with their terms, and (iii) have been collected or are collectible in the ordinary course of business of the Station in the aggregate recorded amounts thereof in accordance with their terms without valid set-off or counterclaim. Schedule 4.12(c) lists any obligor that together with all of its Affiliates owes uncollected amounts to the Seller in an aggregate amount of Fifty Thousand Dollars ($50,000) or more.

                 (d) Except as provided on Schedule 4.15 or Schedule 4.12(d), no business unit or division of the Seller, any shareholder of the Seller or any of their or Seller's Affiliates, officers or directors have made any claim against the Seller or the Business or, to the knowledge of the Seller, owes money to the Seller or the Business.

                 (e) Except for the execution and delivery of this Agreement and the transactions contemplated hereby and except as set forth on Schedule 4.12(e) hereto, from June 30, 2000 to the date hereof the Seller has not, with respect to the operation of the Business or the Purchased Assets:

                         (i) amended or terminated any Material Business
Contract or Business License except in the ordinary course of business consistent with past practice;

                         (ii) mortgaged, pledged or subjected to any lien or
encumbrance, any of the Purchased Assets, except for Permitted Encumbrances;

                         (iii) acquired or disposed of any Purchased Assets or
entered into any agreement or other arrangement for such acquisition or disposition, except in the ordinary course of business consistent with past practice;

                         (iv) entered into any agreement, commitment or other
transaction other than in the ordinary course of business consistent with past practice;

                         (v) paid any bonus to any employee of the Business or
granted to any employee of the Business any other increase in compensation in any form, except in the ordinary course of business consistent with past practice; or

                         (vi) operated the Business other than in the ordinary
course consistent with past practice.

         4.13 No Undisclosed Liabilities. The Seller has no Liabilities that are attributable to the Business other than (i) the Liabilities reflected on the Latest Balance Sheet, (ii) Liabilities incurred in the ordinary course of business after the Latest Balance Sheet Date, none of which is material to the Purchased Assets or the business, results of operations or condition (financial or otherwise) of the Business, (iii) Liabilities set forth in Schedule 4.13 hereto, and (iv) Liabilities that, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect.

         4.14 Subsidiaries and Investments. Except as set forth in Schedule 4.14, the Seller does not have any Subsidiaries, and does not own any direct or indirect equity or debt interest in any other Person, including, without limitation, any interest in a corporation, partnership or joint venture, and is not obligated or committed to acquire any such interest, in any case which Subsidiary, interest or other Person relates primarily to the Business.

         4.15 Litigation; Governmental Orders.

                 (a) Except as set forth in Schedule 4.15 hereto, there are no pending Actions or, to the knowledge of the Seller, threatened Actions for which written notice thereof has been received by the Seller, by any Person or Governmental Authority against or relating to the Seller with respect to the Business, the Purchased Assets or, to the knowledge of the Seller, any current or former employees (in their capacity as such) of the Seller, or to which any of the Purchased Assets are subject.

                 (b) Except as set forth in Schedule 4.15 hereto, the Seller is not subject to or bound by any Governmental Order.

         4.16 Compliance with Laws. Except as set forth in Schedule 4.16 hereto, to the knowledge of the Seller, the Seller is in compliance with, and the Seller has never received any claim or notice that it is not in compliance with, each Law or Governmental Order applicable to the Business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         4.17 Insurance.

                 (a) Schedule 4.17 hereto contains a true, correct and complete list (specifying the insurer, the type of coverage, expiration date, the policy number or covering note number with respect to binders and the limits, and the aggregate limit, if any, of the insurer's liability thereunder) of all policies or binders of fire, liability, errors and omissions, workers' compensation, vehicular, and other insurance held by or on behalf of the Seller with respect to the Business or the Purchased Assets ("Business Insurance Policies").

                 (b) All of the Business Insurance Policies are in full force and effect. The Seller is not in default with respect to any material provision contained in any such Business Insurance Policy, nor has the Seller failed to give any notice or present any claim under any such Business Insurance Policy in due and timely fashion. The Seller has not received any notice of cancellation or non-renewal of any such Business Insurance Policy. The Seller has not received any notice from any of its insurance carriers that any premiums will be materially increased in the future or that any insurance coverage under the Business Insurance Policies will not be available in the future on substantially the same terms as now in effect.

                 (c) All of the Business Insurance Policies in the name of the Seller with respect to libel shall be in full force and effect and enforceable by the Purchaser following the consummation of the transactions contemplated by this Agreement in respect of all reported or unreported libel claims arising out of occurrences prior to the consummation of this Agreement.

         4.18 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Seller directly with the Purchaser without the intervention of any Person on behalf of the Seller in such manner as to give rise to any valid claim by any Person against the Purchaser for a finder's fee, brokerage commission or similar payment.

         4.19 FCC Matters. Schedule 4.19 sets forth a list of all Station Licenses. The Seller is the valid and legal holder of each of the Station Licenses. The expiration date of the term of each Station License is shown on
Schedule 4.19. The Station Licenses (i) are valid and in full force and effect and not subject to any conditions other than those that appear on the Station Licenses in Schedule 4.19 or that otherwise would have a Material Adverse Effect and (ii) constitute all of the material licenses, permits and authorizations used in or required for the current operation of the Station under the Communications Act. None of the Station Licenses is subject to any restriction or condition that would in any respect limit the full operation of the Station as it is currently operated by the Seller. The Seller knows of no fact or circumstance that would, under the Communications Act, disqualify or preclude the Seller from assigning the Station Licenses to the Purchaser. There are no proceedings, complaints, notices of forfeiture, claims, or investigations pending or, to the Seller's knowledge, threatened, against the Seller, or any officer, director, or shareholder of the Seller that would materially impair the ability of the Seller to assign the Station Licenses to the Purchaser or which would materially impede the Seller's ability to prosecute the FCC Applications or seek the grant of the FCC Consents. Except as noted in Schedule 4.19, the Station is licensed by the FCC to operate, and is operating, with the facilities authorized by its Station Licenses. There is not, pending, or to the knowledge of the Seller threatened, any action or proceeding by or before the FCC to revoke, cancel, rescind or modify (including a reduction in coverage area) any of the Station Licenses (other than proceedings to amend FCC rules of general applicability) or refuse to renew the Station Licenses, and there is not now issued or outstanding, or to the knowledge of the Seller pending or threatened, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint against the Seller with respect to the Station, other than regularly scheduled license renewal proceedings. There are no unsatisfied or otherwise outstanding citations issued by the FCC with respect to the Station. The Station is operating, and the Purchased Assets are operated, in compliance in all material respects with the Station Licenses and in a manner that will not materially and adversely affect the Station Licenses, taken as a whole.

         4.20 Taxes. The Seller has paid in full or discharged all Taxes the nonpayment of which could result in an Encumbrance on the Purchased Assets in the hands of the Purchaser, excepting in each case Taxes that are not yet due and payable and Taxes which are to be prorated pursuant to Section 2.7.

         4.21 Labor Matters.

                 (a) Except as listed on Schedule 4.21(a), there is not pending or, to the knowledge of the Seller, threatened against the Seller any labor dispute, strike or work stoppage that affects or interferes with the operation of the Station, and the Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Station. The Station has not experienced any strike, work stoppage or other similar significant labor difficulties within the twelve
(12) months preceding the date of this Agreement.

                 (b) Except as set forth on Schedule 4.21(b), (i) the Seller is not a signatory or a party to, or otherwise bound by, a collective bargaining agreement which covers employees or former employees of the Station, (ii) the Seller has not agreed to recognize any union or other collective bargaining unit with respect to any employees of the Station, and (iii) no union or other collective bargaining unit has been certified as representing any employees of the Station.

         4.22 Environmental Matters. Except as set forth on Schedule 4.22, to the knowledge of Seller, (i) no Action is pending or has been threatened in writing, alleging a violation or obligation to remediate or pay fines or penalties under applicable Environmental Law with respect to the Owned Real Property or the Leased Real Property, (ii) there are no violations or obligations to remediate or pay fines or penalties under applicable Environmental Law with respect to the Owned Real Property or the Leased Real Property, (iii) there are no underground storage tanks at, in, on or under the Owned Real Property or the Leased Real Property, and (iv) Seller has not removed any underground storage tanks at the Owned Real Property or the Leased Real Property. Schedule 4.22(a) sets forth a complete description of all existing environmental reports obtained by the Seller on its behalf prepared by environmental consultants with respect to the Owned Real Property or the Leased Real Property and complete copies of such reports have been provided to the Purchaser.

         4.23 Limitations on Representations and Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE FUTURE FINANCIAL PERFORMANCE OR RESULTS OF THE OPERATIONS OF THE BUSINESS.

                                 ARTICLE V.
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser hereby represents and warrants to the Seller as follows:

         5.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

         5.2 Authority. The Purchaser has all requisite corporate power and authority to enter into this Agreement and the Purchaser Documents, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and the Purchaser Documents, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Seller, this Agreement constitutes a legally valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights and relief of debtors generally, and (ii) the effect of rules of law and general principles of equity, including, without limitation, rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon the execution and delivery of the Purchaser Documents by the Purchaser at the Closing and, assuming the due authorization, execution and delivery thereof by the Seller, each of the Purchaser Documents will constitute a legally valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights and relief of debtors generally, and (ii) the effect of rules of law and general principles of equity, including, without limitation, rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.3 No Violation. Assuming that all consents, waivers, approvals, orders and authorizations set forth in Schedule 5.4 hereto have been obtained and all registrations, qualifications, designations, declarations or filings with any Governmental Authorities set forth in Schedule 5.4 hereto have been made, and except as set forth in Schedule 5.3 hereto, the execution and delivery by the Purchaser of this Agreement and the Purchaser Documents, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, will not conflict with or violate in any material respect, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, give rise to any right of termination, amendment, modification, acceleration or cancellation of any material obligation or loss of any material benefit under, result in the creation of any Encumbrance other than a Permitted Encumbrance on any of the assets or properties of the Purchaser pursuant to, or require the Purchaser to obtain any consent, waiver, approval or action of, make any filing with, or give any notice to any Person as a result or under, the terms or provisions of (i) the organizational documents of the Purchaser, (ii) any Contract to which the Purchaser is a party or is bound, or (iii) any Law applicable to the Purchaser, or any Governmental Order issued by a Governmental Authority by which the Purchaser is in any way bound or obligated, except, in the case of clauses (ii) and (iii) of this Section 5.3, as would not, in any individual case, have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement and the Purchaser Documents or to consummate the transactions contemplated hereby or thereby.

         5.4 Governmental Consents. No consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement and the Purchaser Documents, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, including, without limitation, the assumption of the Assumed Liabilities from the Seller, except (i) as set forth in Schedule 5.4 hereto, and (ii) where the failure to obtain such consent, waiver, approval, order or authorization, or to make such registration, qualification, designation, declaration or filing, would not have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement and the Purchaser Documents or to consummate the transactions contemplated hereby or thereby.

         5.5 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Purchaser directly with the Seller without the intervention of any Person on behalf of the Purchaser in such manner as to give rise to any valid claim by any Person against the Seller for a finder's fee, brokerage commission or similar payment, other than Kalil & Co., Inc. and/or Frank J. Higney, whose fees and expenses shall be borne by the Purchaser.

         5.6 FCC Matters. The Purchaser is legally and financially qualified under the Communications Act to enter into this Agreement and the Purchaser Documents, and to consummate the transactions contemplated hereby and thereby. It is not necessary for the Purchaser or any Affiliate of the Purchaser (or any person in which the Purchaser or any Affiliate of the Purchaser has an attributable interest under the Communications Act) to seek or obtain any waiver from the FCC, dispose of any interest in any media or communications property or interest, terminate any venture or arrangement, or effectuate any changes or restructuring of its ownership, including, without limitation, the withdrawal or removal of officers or directors or the conversion or repurchase of equity securities of the Purchaser or any Affiliate of the Purchaser or owned by the Purchaser or any Affiliate of the Purchaser (or any person in which the Purchaser or any Affiliate of the Purchaser has any attributable interest under the Communications Act). The Purchaser is able to certify on an FCC Form 314 that it is financially qualified.

                                ARTICLE VI.
                            COVENANTS AND AGREEMENTS

         6.1 Conduct of Business.

                 (a) At all times during the period commencing upon the execution and delivery hereof by each of the parties hereto and terminating upon the earlier to occur of the Closing or the termination of this Agreement pursuant to and in accordance with the terms of Section 8.1 hereof, unless the Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), and except as otherwise set forth in Schedule
6.1 hereto, the Seller shall (a) conduct the operations of the Business in the ordinary course of business and consistent with past practices, (b) use commercially reasonable efforts to preserve intact the goodwill of the Business and the current relationships of the Seller with its officers, employees, customers, suppliers and others with significant and recurring business dealings with the Business, (c) use commercially reasonable efforts to maintain all Business Insurance Policies and all Business Licenses that are necessary for the Seller to carry on the Business in the manner conducted by the Seller as of the date hereof, (d) maintain the books of account and records of the Business in the usual, regular and ordinary manner and consistent with past practices, and
(e) not take any action that would result in a breach of or inaccuracy in (in each case as of the Closing) any of the representations and warranties of the Seller contained in Article IV hereof.

                 (b) At all times during the period commencing upon the execution and delivery hereof by each of the parties hereto and terminating upon the earlier to occur of the Closing or the termination of this Agreement pursuant to and in accordance with the terms of Section 8.1 hereof, unless the Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed and which consent shall be deemed to have been given if the Seller shall not have received the Purchaser's written objection to any such action within five (5) Business Days of the date on which the Seller's written request for consent shall have been received by the Purchaser), and except as otherwise set forth in Schedule 6.1 hereto, the Seller shall not take, or cause to be taken, any of the following actions to the extent such actions relate primarily to the Business:

                         (i) merge with or into, or consolidate with, any
other Person;

                         (ii) change or agree to rearrange in any material
respect the character of the Business or enter into any Program License Agreements or Barter Agreements or Related Party Agreements;

                         (iii) except as set forth on Schedule 6.9 hereto,
adopt, enter into or amend any arrangement which is, or would be, a Benefit Plan unless otherwise required by applicable Law or this Agreement, in which case notice thereof shall be provided to the Purchaser within a reasonable time thereafter;

                         (iv) make any change in the accounting methods or
practices of the Seller or the Business, or make any changes in depreciation or amortization policies or rates adopted by the Seller or the Business;

                         (v) make any write down of inventory or write off as
uncollectible of accounts receivable;

                         (vi) employ, or commit to employ, any person or
increase any wage, salary, bonus or other direct or indirect compensation payable or to become payable to any of the Business Employees, or make any accrual for or commitment or agreement to make or pay the same, other than increases in wages, salary, bonuses or other direct or indirect compensation made in the ordinary course of business consistent with past practice, and those required by any existing Contract or Law;

                         (vii) except as set forth on Schedule 6.9 hereto,
make any payment or commitment to pay any severance or termination pay to any Business Employee or any independent contractor, consultant, agent or other representative of the Business, other than payments or commitments to pay such Business Employees in the ordinary course of business consistent with past practice;

                         (viii) (A) enter into any real property lease (as
lessor or lessee); (B) sell, abandon or make any other disposition of any of the Purchased Assets other than in the ordinary course of business consistent with past practice; (C) grant or incur any Encumbrance on any of the assets or properties of the Seller other than Permitted Encumbrances; (D) make or commit to any capital expenditures; or (E) sell, lease, transfer, option or enter into any agreements or commitments with respect to real property (including Owned Real Property and Leased Real Property and tower leases);

                         (ix) except in the ordinary course of business and
except for Excluded Liabilities, incur or assume any debt, obligation or Liability;

                         (x) make any acquisition of all or any part of the
capital stock or all or substantially all of the assets, properties or business of any other Person;

                         (xi) amend or terminate any Material Business
Contract or Material Business License except in the ordinary course of business consistent with past practice; or

                         (xii) enter into any binding agreement with respect
to any of the foregoing.

                 (c) Notwithstanding anything to the contrary set forth in this
Section 6.1 or elsewhere in this Agreement, the Seller shall be permitted, without obtaining the consent or other approval of the Purchaser, to enter into, perform its obligations under, and consummate the transactions contemplated by, any existing or new agreements or other arrangements pursuant to which the Seller shall sell, transfer or otherwise dispose of any of its assets other than the Purchased Assets, it being expressly acknowledged and agreed by each of the parties hereto that the foregoing shall include the right to distribute the proceeds from any such sale, transfer or other disposition to the shareholders of the Seller without obtaining the consent or other approval of the Purchaser.

         6.2 Access and Information. Subject to the terms of the Confidentiality Agreement, at all times during the period commencing upon the execution and delivery hereof by each of the parties hereto and terminating upon the earlier to occur of the Closing or the termination of this Agreement pursuant to and in accordance with the terms of Section 8.1 hereof, the Seller shall permit the Purchaser and its authorized agents and representatives to have reasonable access, upon reasonable notice and during normal business hours, to all Business Employees, assets and properties and all relevant books, records and documents of or relating to the Business, the Purchased Assets and the Assumed Liabilities, and shall furnish to the Purchaser such information and data, financial records and other documents relating to the Business and the Purchased Assets as the Purchaser may reasonably request. The Seller shall permit the Purchaser and its agents and representatives reasonable access to the Seller's accountants, auditors and suppliers for reasonable consultation or verification of any information obtained by the Purchaser during the course of any investigation conducted pursuant to this Section 6.2, and shall use all commercially reasonable efforts to cause such Persons to cooperate with the Purchaser and its agents and representatives in such consultations and in verifying such information.

         6.3 Confidentiality. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect from and after the Closing in accordance with the terms thereof, such that the information obtained by any party hereto, or its officers, employees, agents or representatives, during any investigation conducted pursuant to
Section 6.2 hereof, in connection with the negotiation, execution and performance of this Agreement, the consummation of the transactions contemplated hereby, or otherwise, shall be governed by the terms set forth in the Confidentiality Agreement.

         6.4 Further Actions.

                 (a) Upon the terms and subject to the conditions set forth in this Agreement (including, without limitation, the terms of Section 6.4(b) hereof), the Seller and the Purchaser shall each use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated hereby, including, without limitation: (i) obtaining all necessary Licenses, actions or nonactions, waivers, consents, approvals, authorizations, qualifications and other orders of any Governmental Authorities with competent jurisdiction over the transactions contemplated hereby, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, seeking to have vacated or reversed any stay or temporary restraining order entered by any Governmental Authority prohibiting or otherwise restraining the consummation of the transactions contemplated hereby, and (iv) executing and delivering any additional instruments, certificates and other documents necessary or advisable to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. The parties further understand and agree that neither party shall knowingly take any action that is inconsistent with the foregoing or would have the effect of delaying or hindering the consummation of the transactions contemplated hereby.

                 (b) Without limiting the generality of the foregoing, the Seller and the Purchaser hereby agree to provide promptly to Governmental Authorities with regulatory jurisdiction over enforcement of any applicable antitrust laws all information and documents requested by any such Governmental Authorities or necessary, proper or advisable to permit consummation of the transactions contemplated hereby, and to file any Notification and Report Form and related material required under the HSR Act as soon as practicable after the date hereof. The Seller and the Purchaser shall each thereafter use its respective commercially reasonable efforts to complete as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act. The Purchaser and the Seller hereby further agree to use their respective commercially reasonable efforts to (i) obtain any governmental clearances required for consummation of the transactions contemplated hereby, (ii) respond to any government request for information, (iii) contest and resist any action, including any legislative, administrative or judicial action, and have vacated, lifted, reversed or overturned, any Governmental Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated hereby, including, without limitation, by using all legal efforts to vigorously pursue all available avenues of administrative and judicial appeal and all available legislative action, and (iv) in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prohibit, prevent, delay or otherwise restrain the consummation of the transactions contemplated hereby, to cause the relevant Governmental Authorities to vacate, modify or suspend such injunction or order so as to permit the consummation of the transactions contemplated hereby prior to the Termination Date.

         6.5 Fulfillment of Conditions by the Seller. The Seller shall not knowingly take or cause to be taken, or fail to take or cause to be taken, any action that would cause the conditions to the obligations of the Seller or the Purchaser to consummate the transactions contemplated hereby to fail to be satisfied or fulfilled at or prior to the Closing, including, without limitation, by taking or causing to be taken, or failing to take or cause to be taken, any action that would cause the representations and warranties made by the Seller in Article IV hereof to fail to be true and correct as of the Closing in all material respects. The Seller shall take, or cause to be taken, all commercially reasonable actions within its power to cause to be satisfied or fulfilled, at or prior to the Closing, the conditions precedent to the Purchaser's obligations to consummate the transactions contemplated hereby as set forth in Section 7.1 hereof.

         6.6 Fulfillment of Conditions by the Purchaser. The Purchaser shall not knowingly take or cause to be taken, or fail to take or cause to be taken, any action that would cause the conditions to the obligations of the Seller or the Purchaser to consummate the transactions contemplated hereby to fail to be satisfied or fulfilled, including, without limitation, by taking or causing to be taken, or failing to take or cause to be taken, any action that would cause the representations and warranties made by the Purchaser in Article V hereof to fail to be true and correct as of the Closing in all material respects. The Purchaser shall take, or cause to be taken, all commercially reasonable actions within its power to cause to be satisfied or fulfilled, at or prior to the Closing, the conditions precedent to the obligations of the Seller to consummate the transactions contemplated hereby as set forth in Section 7.2 hereof.

         6.7 Publicity. The Seller and the Purchaser shall cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated by this Agreement. Neither the Seller nor the Purchaser shall issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without the consent of the other party hereto, unless (i) the disclosure is required by applicable Law or the rules of any stock exchange on which such party's securities are traded, (ii) the terms are readily ascertainable from public or published information, or trade sources (without violation of the foregoing provisions of this sentence), (iii) the disclosure is (A) in connection with any Action in respect of this Agreement or
(B) to a Governmental Authority the filing with or consent of which is required in connection with the transactions contemplated by this Agreement or (iv) the disclosure is to any officer, director, employee or agent of any party hereto or of any of its Affiliates and such Person needs to know such information for purposes of consummating the transactions contemplated by or the performance of this Agreement, but in any event only after giving the other party hereto a reasonable opportunity to comment on such release or announcement in advance, consistent with such applicable legal requirements.

         6.8 Transaction Costs. The Purchaser shall pay all transaction costs and expenses (including legal, accounting and other professional fees and expenses and other fees described in Section 5.5 hereof) that it incurs in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby. The Purchaser shall also pay all filing fees for the parties under the HSR Act, as provided in
Section 6.4(b) hereof. The Seller shall pay all transaction costs and expenses (including legal, accounting and other professional fees and expenses and other fees described in Section 4.20 hereof) that it incurs in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing and anything to the contrary contained in this Agreement, the Seller and the Purchaser shall share equally any transfer Taxes (including stock transfer, sales, use and deed Taxes) or refunds thereof and the fees and costs of recording or filing all applicable conveyancing instruments associated with the transfer of the Purchased Assets from the Seller to the Purchaser pursuant to this Agreement and all FCC filing fees. The Seller and the Purchaser shall cooperate in the preparation, execution and filing of all Tax Returns regarding any transfer Taxes which become payable as a result of the transfer of the Purchased Assets from the Seller to the Purchaser pursuant to this Agreement.

         6.9 Employees and Employee Benefit Matters.

                 (a) Except for Charles E. Harmond and Frank Imes, the Purchaser shall offer employment as of the Closing Date to all Business Employees. As of the Closing Date, the Purchaser shall employ each Business Employee who accepts the Purchaser's offer of employment ("Transferred Employees") at a salary and at a position that are at least as favorable as those provided by the Seller (or its Affiliates) immediately before the execution hereof. As of the Closing Date, the Purchaser shall cause all such Transferred Employees to be eligible to participate in such "employee welfare benefit plans" and "employee pension benefit plans" (as defined in Sections 3(1) and 3(2) of ERISA) (collectively, the "Purchaser Benefit Plan") of the Purchaser that, in the aggregate, are equivalent to the Benefit Plans of the Seller in which the Transferred Employees participated immediately prior to the Closing Date. Purchaser shall further cause each Purchaser Benefit Plan, as may apply, to recognize service of the Transferred Employees with the Seller for purposes of eligibility and vesting only. As soon as practicable after the Closing Date, the Seller shall cause to be transferred to the Purchaser's 401(k) Plan, in cash, all of the individual account balances of the Transferred Employees under the Seller's 401(k) plan in which the employees of the Station now participate, upon receipt from the Purchaser of evidence satisfactory to the Seller that the Purchaser's 401(k) Plan is tax-qualified. Following such transfer of account balances, the Purchaser's 401(k) Plan shall assume all liability for benefits with respect to amounts transferred from the Seller's 401(k) Plan.

                 (b) Effective at the Closing Date, the Purchaser shall assume the severance arrangements set forth in Schedule 6.9(b) hereto; provided, however, that the Purchaser shall have no liability under such severance arrangements with respect to Frank Imes or Charles Harmond or with respect to terminations of employment occurring before the Closing or with respect to severance obligations for employees who become employees of any Imes family members or any Affiliate of Seller or Seller's shareholders or relatives of such shareholders.

         6.10 Interdivisional Agreements. Except as set forth in Schedule 6.10 hereto, prior to Closing, the Seller shall terminate, without any continuing Liability to the Business resulting therefrom, all agreements between any division of the Seller not related to the Business or any of Seller's Affiliates, on the one hand, and the division of the Seller responsible for operating the Business, on the other hand.

         6.11 Retention and Delivery of Seller Records. From and after the Closing, the Purchaser shall preserve, in accordance with the normal document retention policy of the Business, all books and records transferred by the Seller to the Purchaser pursuant to this Agreement. As soon as practicable following the Closing, the Purchaser shall, upon request, deliver a copy of all books and records of the Seller relating to the Business and acquired by the Purchaser pursuant hereto to the shareholders of the Seller in sufficient detail to enable such shareholders to prepare the Seller's financial statements, the Estimated Statement of Working Capital, Final Statement of Working Capital and all Tax Returns of the Seller relating to periods ending on or prior to the Closing Date. In addition to the foregoing, from and after the Closing, the Purchaser and the Seller shall afford to the other, and their respective counsel, accountants and other authorized agents and representatives, and the Purchaser shall afford to any shareholders of the Seller and their respective counsel, accountants and other authorized agents and representatives, during normal business hours and upon the execution and delivery of a confidentiality and non-disclosure agreement in customary form and substance (which shall include appropriate exceptions for disclosure relating to Tax Returns and other Tax matters), reasonable access to the employees, books, records and other data relating to the Purchased Assets, the Excluded Assets, the Assumed Liabilities and the Excluded Liabilities in its possession with respect to periods prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any such party or Person, or its Affiliates, (b) for the preparation of Tax Returns and audits, and (c) for any other reasonable business purpose.

         6.12 Application for FCC Consent. Not later than ten (10) calendar days after the date of this Agreement, the Seller and the Purchaser shall file with the FCC substantially complete applications (the "FCC Applications") seeking the FCC's consent to the assignment of the Station Licenses from the Seller to the Purchaser and the Purchaser's assumption thereof (the "FCC Consent"). The Seller and the Purchaser shall diligently and promptly take all actions necessary, or desirable and proper, to prosecute the FCC Applications expeditiously. The Seller shall timely publish and/or broadcast the notices required by the rules and regulations of the FCC pertaining to the FCC Applications. The Seller and the Purchaser shall cooperate with each other in the preparation and prosecution of the FCC Applications. The Seller and the Purchaser shall provide to each other copies of any and all petitions and pleadings filed by any third party, and copies of any and all correspondence and orders received from the FCC, with respect to any of the FCC Applications. In the event that the FCC imposes any condition upon the Purchaser or the Seller with respect to any FCC Applications, the party subject to such condition shall use its commercially reasonable efforts to comply therewith; provided, however, that the party subject to such condition shall not be required to take any action if (i) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by the party of any its representations, warranties, or covenants under this Agreement, and (ii) compliance with the condition would, in its reasonable judgment, be unduly burdensome in any material respect

(financial or otherwise) on it. It is acknowledged and agreed that, for the purposes of this Section 6.12 and any other provision hereof, including Section 6.4, any condition imposed by any Governmental Authority requiring divestiture of television broadcast station WCVB-TV, Boston, Massachusetts, by the Purchaser or its Affiliates would be unduly burdensome in a material respect and therefore not required. The Purchaser and the Seller shall oppose any petitions to deny or other objections filed with respect to any applications for the FCC Consent and any requests for reconsideration or judicial review of the FCC Consent and otherwise use their commercially reasonable efforts to cause the FCC Order to become a Final Action as soon as practicable. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Article VIII, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the right of any party to exercise its rights under Article VIII.

         6.13 Environmental Matters.

                 (a) The Purchaser shall have the right, at its sole cost and expense, to engage Dames & Moore (the "Consultant") and to conduct a Phase I Environmental Assessment, as such term is commonly understood, with respect to the Owned Real Property and the Leased Real Property (collectively, the "Phase I"), except that the rights granted to the Purchaser with respect to the Leased Real Property shall be subject to any required consent of the landlord of such Leased Real Property and provided, in each case, such inspections and interviews shall be conducted only (i) during regular business hours upon reasonable notice to the Seller, (ii) in a manner which will not unduly interfere with the operation of the Business and/or the use of, access to or egress from the Owned Real Property and the Leased Real Property, and (iii) without damage to any property of the Seller or any property of any lessor of Leased Real Property; provided, however, the Phase I must be completed and the final report prepared by the Consultant in connection therewith must be delivered to the Seller within thirty (30) calendar days from the date hereof.

                 (b) If the Phase I details (x) a violation under applicable Environmental Law in connection with the Owned Real Property or the Leased Real Property that is required to be remediated or (y) a condition which is required to be remediated or would result in fines or penalties, in each case under applicable Environmental Law (an "Environmental Violation"), the Consultant shall, in good faith, estimate the costs and expenses of the Environmental Work and Seller shall (subject to Section 6.13(e)), at its sole cost and expense, remedy such Environmental Violation to meet the least stringent standards or requirements that the Seller is required to meet so as not to be an Environmental Violation (the "Environmental Work"); provided, however, that in connection with the Environmental Work, (i) Seller may not impose any use restriction against any Owned Real Property that would materially and adversely affect the use and enjoyment of the property subject thereto or affected thereby for its Business purpose, (ii) Seller may not impose any post-Closing Date obligations on the Purchaser with respect to monitoring or other supervision of the Environmental Work, (iii) Seller shall obtain all necessary Licenses pertaining to the performance of the Environmental

Work, and (iv) upon completion of the Environmental Work, the Seller shall restore the affected Owned Real Property or Leased Real Property so as not to materially and negatively affect the use and enjoyment of such property for its current use.

                 (c) In addition, if the Phase I identifies an Environmental Violation or potential Environmental Violation and recommends that further investigatory action is necessary to define the scope of the Environmental Violation at any Owned Real Property or Leased Real Property, then the Purchaser shall have the right to conduct the investigation so recommended (the "Phase II Inspection"), provided, however, that (i) the rights granted to the Purchaser with respect to the Leased Real Property shall be subject to any required consent of the landlord of such Leased Real Property, (ii) the Consultant shall complete the Phase II Inspection within thirty (30) calendar days from the date of the Phase I, (iii) the Seller shall have the right to review and approve the work plan for the Phase II Inspection, which approval shall not be unreasonably withheld or delayed, and (iv) the Phase II Inspection shall be conducted only
(A) during regular business hours upon reasonable notice to the Seller, (B) in a manner that will not unduly interfere with the operation of the Business and/or the use of, access to or egress from the Owned Real Property and the Leased Real Property, and (C) without material damage to any property of the Seller or any property of any lessor of the Leased Real Property, provided that any such damage shall be promptly repaired by the Purchaser.

                 (d) If the Phase II Inspection details an Environmental Violation the Consultant shall, in good faith, estimate the costs and expenses of the Environmental Work and the Seller shall, in good faith, remedy such Environmental Violation in accordance with the terms and conditions set forth in paragraph (b) of this Section 6.13 at Seller's sole cost and expense.

                 (e) If the Seller and the Purchaser disagree as to the estimated costs, expenses or required extent of the Environmental Work as provided by the Consultant, the Seller shall notify the Purchaser of such disagreement in writing specifying in detail the particulars of such disagreement within ten (10) calendar days after the Seller's receipt of the results of the Phase I or the Phase II Inspection (whichever is later). The Purchaser shall provide the Seller full access to the assessment and/or inspection results (and all related records) that are the causes of such disagreement.

                 (f) The Seller and the Purchaser shall use their commercially reasonable efforts for a period of ten (10) calendar days after the Seller's delivery of the notice referred to in Section 6.13(d) above to resolve any disagreements raised by the Seller with respect to the extent of the Environmental Work. If, at the end of such period, the Seller and the Purchaser are unable to resolve all such disagreements, then a nationally recognized environmental consultant mutually selected by the Purchaser and the Seller (the "Environmental Auditor") shall determine the costs, expenses and extent of the Environmental Work that it deems to be required. The determination of the Environmental Auditor shall be final, binding and conclusive on the parties. The Seller and the Purchaser shall use their commercially reasonable efforts to cause the Environmental Auditor to make its determination within ten (10) calendar days of receipt of the parties' request for a determination. The fees and expenses of the Environmental Auditor shall be shared equally between the Seller and the Purchaser

                 (g) Notwithstanding anything to the contrary contained herein, the Seller shall not be obligated to incur any costs or expenses in connection with Environmental Work in excess of Two Hundred Fifty Thousand Dollars ($250,000) (the "Environmental Work Cost Limit"). If the estimated costs or expenses of Environmental Work exceed the Environmental Work Cost Limit, the Seller shall have the right, in its sole and absolute discretion, to elect, by written notice to the Purchaser, given within ten (10) Business Days after the Seller's receipt of the Phase I or the Phase II (as applicable), whichever is later, not to incur any costs or expenses in connection with the Environmental Work (the "Environmental Termination Notice"). If the Seller gives the Environmental Termination Notice, the Purchaser shall have the right, in its sole and absolute discretion, by written notice to the Seller within ten (10) Business Days after the Purchaser's receipt of the Environmental Termination Notice, to elect to (x) proceed with the Closing, receive a reduction to the Purchase Price in the amount of Two Hundred Thousand Dollars ($200,000) and, at Closing, assume all further responsibility and liability for the Environmental Violation under applicable Environmental Law; or (y) terminate this Agreement.

                 (h) If the Seller (i) does not give the Environmental Termination Notice, (ii) has not completed all required Environmental Work on or before the Closing Date, and (iii) the estimated cost of such Environmental Work is greater than the Environmental Work Cost Limit, the Seller shall add to the Post-Closing Escrow an amount equal to one hundred fifty percent (150%) of the amount by which the estimated costs of such uncompleted Environmental Work exceeds the Environmental Work Cost Limit, which shall be distributed to the Purchaser in such amounts to reimburse the Purchaser for its actual costs incurred in connection with Purchaser's completion of any Environmental Work required by Section 6.13(b) or Section 6.13(d) hereof that is not completed by the Seller on or before the Closing Date and the Purchaser shall be entitled to supervise and control the completion of the uncompleted Environmental Work at Seller's sole cost and expense. Notwithstanding Purchaser's supervision and control, Seller shall remain solely liable for the completion of the Environmental Work in accordance with Section 6.13(b) above.

         6.14 Inconsistent Actions. Prior to the Closing, neither Purchaser nor Seller shall take any action which is materially inconsistent with its obligations under this Agreement, or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

                                 ARTICLE VII.
                              CLOSING CONDITIONS

         7.1 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by the Purchaser in writing:

                 (a) All representations and warranties of the Seller contained in Sections 4.5(b) and 4.19 of this Agreement shall be true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct as of such date only).

                 (b) At the Closing, the Seller shall have delivered to the Purchaser all of the Seller's right, title and interest in the Purchased Assets, which right, title and interest shall be sufficient to conduct the Business in a manner substantially similar to the manner in which the Business was conducted by the Seller immediately prior to the Closing Date.

                 (c) The Seller shall have performed and complied with all the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing, except as would not, in any individual case or in the aggregate, have a Material Adverse Effect.

                 (d) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

                 (e) There shall be in effect no Law or injunction issued by a court of competent jurisdiction making illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement.

                 (f) The Seller shall have delivered to the Purchaser all of the certificates, instruments and other documents required to be delivered by the Seller at or prior to the Closing pursuant to Section 3.2 hereof except, in the case of (i) Section 3.2(a)(vi) or Section 3.2(b)(iv), Encumbrances that do not materially impair the value or use of the affected Purchased Assets or (ii)
Section 3.2(a)(vii), Licenses, waivers, consents, approvals or authorizations other than the consent of the FCC to the FCC Applications and the expiration or termination of the waiting periods under the HSR Act.

                 (g) The FCC shall have granted its consent to the FCC Applications without the imposition on the Purchaser of any conditions that need not be complied with by the Purchaser under Section 6.12 hereof and such consent shall have become a Final Order.

                 (h) The Seller and the Escrow Agent shall have entered into the Post-Closing Escrow Agreement.

                 (i) The Seller shall have (i) substantially completed any Environmental Work pursuant to Section 6.13 hereof to the extent the estimated costs and expenses associated with such Environmental Work are less than the Environmental

Work Cost Limit, or (ii) complied with its obligations pursuant to Sections 6.13(b), (c), (d), and (f) hereof to the extent the estimated costs and expenses associated with such Environmental Work are greater than the Environmental Work Cost Limit; provided that in the case of Subsection (ii) hereof, (x) the Purchaser incurs no liability for such Environmental Work or with respect to the applicable Environmental Violation and (y) the estimated costs and expenses for such Environmental Work do not exceed Three Million Dollars ($3,000,000).

                 (j) The Seller shall have conveyed to the Purchaser good and marketable title to all of the Owned Real Property, free and clear of all liens, claims and Encumbrances, other than Permitted Encumbrances or Encumbrances that do not materially impair the value or use of the parcel of Owned Real Property to which they relate.

                 (k) THE PARTIES UNDERSTAND AND AGREE THAT THE FAILURE OF THE REPRESENTATIONS AND WARRANTIES OF SELLER (OTHER THAN THOSE CONTAINED IN SECTIONS 4.5(b) AND 4.19) TO BE TRUE AND CORRECT AS OF THE CLOSING DATE SHALL IN NO WAY LIMIT PURCHASER'S OBLIGATIONS TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, INCLUDING ITS OBLIGATIONS UNDER ARTICLE III, BUT MAY PROVIDE THE BASIS FOR PURCHASER CLAIMS PURSUANT TO SECTION 8.4.

                 (l) The Sellers shall have obtained releases of the Encumbrances identified as Item 2 of Schedule 4.5(b).

         7.2 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by the Seller in writing:

                 (a) All representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct as of such specified date only).

                 (b) The Purchaser shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.

                 (c) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

                 (d) There shall be in effect no Law or injunction issued by a court of competent jurisdiction making illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement.

                 (e) The Purchaser shall have delivered to the Seller the Cash Payment and all of the certificates, instruments and other documents required to be delivered by the Purchaser at or prior to the Closing pursuant to Section 3.3 hereof.

                 (f) The FCC shall have granted its consent to the FCC Applications and such consent shall have become a Final Order.

                 (g) The Purchaser and the Escrow Agent shall have entered into the Post-Closing Escrow Agreement.

                                 ARTICLE VIII.
                                  TERMINATION

         8.1 Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned:

                 (a) by either the Seller or the Purchaser at any time prior to the Closing with the mutual written consent of the other party hereto;

                 (b) by the Seller, if the Purchaser has materially breached any of its obligations under this Agreement and the Seller is not in material breach of this Agreement, except that, if such breach is curable by the Purchaser through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days, but only as long as the Purchaser continues to use its commercially reasonable efforts to cure such breach (the "Seller Cure Period"), such termination shall not be effective, and such termination shall become effective only if the breach is not cured within the Seller Cure Period; provided, however, Purchaser's failure to pay the Purchase Price in full to Seller at Closing shall not be subject to the Seller Cure Period and shall be an incurable breach of this Agreement;

                 (c) by the Purchaser, if the Seller has materially breached any of its closing obligations under this Agreement and the Purchaser is not in material breach of this Agreement, except that, if such breach is curable by the Seller through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days, but only as long as the Seller continues to use its commercially reasonable efforts to cure such breach (the "Purchaser Cure Period"), such termination shall not be effective, and such termination shall become effective only if the breach is not cured within the Purchaser Cure Period; provided, however, nothing in this Section 8.1(c) is intended to modify
Section 7.1(j) hereof;

                 (d) unless the Closing has not occurred as a result of a breach of this Agreement by the party seeking such termination, by either the Seller or the Purchaser if the Closing has not occurred on or prior to 5:00 p.m. (New York time) on the date which is one (1) year following the date of this Agreement (the "Termination Date");

                 (e) by either the Seller or the Purchaser if any Governmental Authority with jurisdiction over such matters shall have issued a final and nonappealable Governmental Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that neither the Seller nor the Purchaser may terminate this Agreement pursuant to this Section 8.1(d) unless the party seeking to so terminate this Agreement has used all commercially reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the transactions contemplated by this Agreement;

                 (f) by either the Seller or the Purchaser if, for any reason, any of the FCC Applications is designated for hearing by the FCC; provided, however, that neither party hereto may terminate this Agreement if such party is in default hereunder or has caused such designation for hearing by virtue of its misrepresentations in this Agreement or in any Assignment Application or its willful and knowing violation of the FCC's rules or policies;

                 (g) by Seller, upon five (5) Business Days' prior written notice (the "HSR Termination Notice"), if the waiting periods (and any extensions thereof) under the HSR Act shall not have expired or been terminated on or before December 31, 2000 (the "HSR Trigger Date"); provided, however, that
(i) the Seller shall have no right to terminate this Agreement pursuant to this
Section 8.1(g) if (A) the Seller is in material breach of this Agreement or (B) the failure of the HSR Act waiting period (and any extensions thereof) to have expired or terminated on or before the HSR Trigger Date is due to the Seller's material breach of this Agreement, (ii) if the Seller has not complied with the production and delivery of all information, documents and materials requested by or required to be filed with any Governmental Authorities pursuant to Section
6.4 hereof and such failure to comply has caused the HSR Act waiting period (and any extensions thereof) not to have expired or been terminated on or before the HSR Trigger Date, then the HSR Trigger Date shall be postponed for the number of days of delay caused by such failure to comply by the Seller, or (iii) if the Seller has not complied with the production and delivery of all information, documents and materials requested by or required to be filed with any Governmental Authorities pursuant to Section 6.4 hereof by the date by which the Purchaser has complied with such requests or requirements, then the HSR Trigger Date shall be postponed by the number of days that the Seller has not so complied following the date upon which the Purchaser has so complied. If Seller delivers the HSR Termination Notice, Purchaser shall have the right to (x) deliver written notice to the Seller within four (4) Business Days of receipt of the HSR Termination Notice (the "HSR Termination Rescission Notice"), and (y) pay Five Million Dollars ($5,000,000) to Seller (payable by wire transfer of immediately available funds to an account designated in writing by the Seller), whereby the Agreement shall continue in full force and effect as if the HSR Termination Notice had not been delivered;

                 (h) by the Purchaser if the estimated cost of Environmental Work pursuant to Section 6.13 hereof is greater than Three Million Dollars ($3,000,000);

                 (i) by the Purchaser as provided in Section 6.13(g) hereof;
and

                 (j) by the Purchaser as provided in Section 9.15 hereof.

         8.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 8.1 hereof, this Agreement shall become null and void and neither party hereto shall have any further liability hereunder except that (a) the provisions of Section 6.7 and Section 6.8 and Article VIII generally shall remain in full force and effect, and (b) each party hereto shall remain liable to the other party hereto for any willful breach of its obligations under this Agreement prior to such termination.

         8.3 Remedies for Termination due to Breach.

                 (a) Breach by the Seller. The Seller acknowledges that the Purchased Assets are of a special, unique and extraordinary character, and that damages are an inadequate remedy for a breach of this Agreement by the Seller. Accordingly, as an alternative to termination of this Agreement under Section 8.1(c), the Purchaser shall be entitled, in the event of the Seller's material breach, to enforcement of this Agreement (subject to obtaining any required approval of the FCC or clearance under the HSR Act) by a decree of specific performance or injunctive relief requiring the Seller to fulfill its obligations under this Agreement. Such right of specific performance or injunctive relief shall be Purchaser's sole and exclusive remedy (other than its right to recover attorneys' fees and costs pursuant to Section 9.4), and shall be in lieu of, the Purchaser's right to recover damages and to pursue any other remedies available to the Purchaser for the Seller's breach. In any action to specifically enforce the Seller's obligation to close the transactions contemplated by this Agreement, the Seller shall waive the defense that there is an adequate remedy at law or in equity and agrees that the Purchaser shall be entitled to obtain specific performance of the Seller's obligation to close without being required to prove actual damages.

                 (b) Breach by the Purchaser. The parties acknowledge that it is difficult or impossible to determine with precision the amount of actual damages that would or might be incurred by the Seller if the transactions contemplated by this Agreement were not consummated as a result of a material breach by Purchaser. Accordingly, if the Seller terminates this Agreement pursuant to
Section 8.1(b) and the Seller is not in material breach of this Agreement or if Purchaser wrongfully terminates this Agreement, the Purchaser shall pay to the Seller Twenty-Five Million Dollars ($25,000,000) as liquidated damages ("Liquidated Damages"). The parties hereto agree in advance that the Liquidated Damages amount is a fair and equitable amount to reimburse Seller for damages sustained due to Purchaser's breach of this Agreement. Such right to Liquidated Damages shall be the Seller's sole and exclusive remedy (other than its right to recover attorneys' fees and costs pursuant to Section 9.4), and shall be in lieu of, the Seller's right to recover actual damages and to pursue any other remedies available to the Seller for the Purchaser's breach of this Agreement.

         8.4 Indemnification.

                 (a) Indemnification of the Purchaser.

                         (i) Subject to the limitations contained in this
Section 8.4, the Seller agrees to indemnify, defend and hold harmless the Purchaser and its Affiliates (each, a "Purchaser Indemnified Party") from and against any and all losses, liabilities, and damages, costs and expenses (including reasonable fees and disbursements of counsel) (hereinafter individually, a "Loss" and collectively, "Losses") which arise out of, or result from, (A) any inaccuracy in or any breach of any representation or warranty of the Seller contained in this Agreement or in the officer's certificate delivered by the Seller pursuant to Section 3.2(b)(i) or the failure of each of the representations and warranties of the Seller contained in this Agreement to be true and correct as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; provided however, that for purposes of this Section 8.4(a)(i)(A), liability for a failure of the representations and warranties in Section 4.15 to be true and correct as of the Closing Date shall arise only if such failure has or would reasonably be expected to have a Material Adverse Effect, (B) any breach of any covenant or agreement of the Seller contained in this Agreement, (C) any Excluded Liability, (D) any Taxes to be paid pursuant to Sections 2.7 and 6.8, or (E) liabilities incurred by the Purchaser resulting from the operation of the Business on or prior to the Closing Date.

                         (ii) Each Purchaser Indemnified Party shall give the
Seller prompt written notice of any claim, assertion, event or proceeding (collectively, a "Purchaser Claim") by or in respect of a third party of which such Purchaser Indemnified Party has knowledge concerning any Loss as to which such Purchaser Indemnified Party may request indemnification hereunder provided, however, that any failure to give such Purchaser Claim will not be deemed a waiver of any rights of the Purchaser Indemnified Party except to the extent the rights of the Seller are prejudiced by such failure or the Seller otherwise suffers damage as a result of such failure. The Seller shall have the right to direct, through counsel of its own choosing reasonably acceptable to the Purchaser, the defense or settlement of any such Purchaser Claim at its own expense. If the Seller elects to assume the defense of any such Purchaser Claim, such Purchaser Indemnified Party may participate in such defense, but in such case the expenses of such Purchaser Indemnified Party shall be paid by such the Purchaser Indemnified Party. Such Purchaser Indemnified Party shall provide the Seller with access to its records and personnel relating to any such Purchaser Claim during normal business hours and shall otherwise cooperate with the Seller in the defense or settlement thereof, and the Seller shall reimburse such Purchaser Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If the Seller elects to direct the defense of any such Purchaser Claim, such Purchaser Indemnified Party shall not pay, or permit to be paid, any part of any Loss arising from such Purchaser Claim, unless the Seller consents in writing to such payment or unless the Seller, subject to the last sentence of this subsection (ii), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Seller is entered against the Purchaser Indemnified Party for such Loss. If the Seller shall fail to defend any Purchaser Claim, or if, after commencing or undertaking any such defense, fails to prosecute or withdraws from such defense, such Purchaser Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Seller's expense. If such Purchaser Indemnified Party assumes the defense of such Purchaser Claim pursuant to this subsection (ii) and proposes to settle such Purchaser Claim prior to a final judgment thereof or to forego appeal with respect thereto, then such Purchaser Indemnified Party shall give the Seller prompt written notice thereof and the Seller shall have the right to participate in the settlement or assume or reassume the defense of such Purchaser Claim.

                 (b) Indemnification of the Seller.

                         (i) Subject to the limitations contained in this
Section 8.4, the Purchaser agrees to indemnify, defend and hold harmless the Seller and its Affiliates, (each, a "Seller Indemnified Party") from and against any and all Losses which arise out of, or result from, (A) any inaccuracy in or any material breach of any representation or warranty of the Purchaser contained in this Agreement or in the officer's certificate delivered by Purchaser pursuant to Section 3.3(c)(i), (B) any breach of any covenant or agreement of the Purchaser contained in this Agreement, (C) any Assumed Liability or (D) liabilities incurred by the Seller resulting from the operation of the Business after the Closing Date.

                         (ii) Each Seller Indemnified Party shall give the
Purchaser prompt written notice of any claim, assertion, event or proceeding (collectively, a "Seller Claim") by or in respect of a third party of which such Seller Indemnified Party has knowledge concerning any Loss as to which such Seller Indemnified Party may request indemnification hereunder provided, however, that any failure to give such Seller Claim will not be deemed a waiver of any rights of the Seller Indemnified Party except to the extent the rights of the Purchaser are prejudiced by such failure or the Purchaser otherwise suffers damage as a result of such failure. The Purchaser shall have the right to direct, through counsel of its own choosing reasonably acceptable to the Seller, the defense or settlement of any such Seller Claim at its own expense. If the Purchaser elects to assume the defense of any such Seller Claim, such Seller Indemnified Party may participate in such defense, but in such case the expenses of such Seller Indemnified Party shall be paid by such Seller Indemnified Party. Such Seller Indemnified Party shall provide the Purchaser with access to its records and personnel relating to any such Seller Claim during normal business hours and shall otherwise cooperate with the Purchaser in the defense or settlement thereof, and the Purchaser shall reimburse such Seller Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If the Purchaser elects to direct the defense of any such Seller Claim, the Purchaser shall not pay, or permit to be paid, any part of any Loss arising from such Seller Claim, unless the Purchaser consents in writing to such payment or unless the Purchaser, subject to the last sentence of this subsection (b), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the

Purchaser is entered against such Seller Indemnified Party for such Loss. If the Purchaser shall fail to defend any Seller Claim, or if, after commencing or undertaking any such defense, fails to prosecute or withdraws from such defense, such Seller Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Purchaser's expense. If such Seller Indemnified Party assumes the defense of any such Seller Claim pursuant to this subsection and proposes to settle such Seller Claim prior to a final judgment thereon or to forego appeal with respect thereto, then such Seller Indemnified Party shall give the Purchaser prompt written notice thereof and the Purchaser shall have the right to participate in the settlement or assume or reassume the defense of such Seller Claim.

                 (c) Limitations on Indemnification. Except for fraud, claims made pursuant to subclause (D) of Section 8.4(a)(i), claims made pursuant to subclause (C) of Section 8.4(a)(i) to the extent they relate to clauses (i),
(ii), (iii), (iv), (v), (vii), (viii) or (ix) of Section 2.2(c), claims made pursuant to subclause (B) of Section 8.4(a)(i) with respect to a breach by Seller of the provisions of Section 2.3(b) or Section 6.13, and claims arising from the Seller's investments in any other entity that is listed on Schedule 2.1(c), no claim may be made for indemnification pursuant to this Section 8.4 with respect to any Loss, unless and until the aggregate of all Losses of the Purchaser Indemnified Parties on the one hand, or the Seller Indemnified Parties, on the other hand, as the case may be, exceed One Million Dollars ($1,000,000) (the "Indemnification Threshold Amount"), in which event the Purchaser Indemnified Parties or the Seller Indemnified Parties, as the case may be, shall be entitled to seek indemnity for the amount by which such Losses for which indemnification is provided hereunder exceed the Indemnification Threshold Amount. Except for fraud, claims made pursuant to subclause (D) of Section 8.4(a)(i), claims made pursuant to subclause (C) of Section 8.4(a)(i) to the extent they relate to clauses (i), (ii), (iii), (iv), (v), (vii), (viii) or (ix) of Section 2.2(c), or claims made pursuant to subclause (B) of Section 8.4(a)(i) with respect to a breach by Seller of the provisions of Section 2.3(b), and claims arising from the Seller's investments in any other entity that is listed on Schedule 2.1(c), the Purchaser Indemnified Parties on the one hand, or the Seller Indemnified Parties, on the other hand, as the case may be, shall not be indemnified pursuant to this Section 8.4 with respect to any individual item of Loss if the aggregate of all Losses for which the Purchaser Indemnified Parties or the Seller Indemnified Parties, as the case may be, have received indemnification pursuant to this Section 8.4 shall have exceeded Fifteen Million Dollars ($15,000,000) plus the amount of any increase in the Post-Closing Escrow pursuant to Section 6.13(h); provided, however, that, except for fraud or claims made pursuant to subclause (D) of Section 8.4(a)(i) with respect to Income Taxes payable to the State of New Hampshire arising out of the transactions contemplated hereby, the Purchaser Indemnified Parties' sole recourse for indemnification shall be with respect to the Post-Closing Escrow described in
Section 3.3(a) and as provided in the Post-Closing Escrow Agreement, attached hereto as Exhibit J.

                 (d) Indemnification Sole Remedy. After the Closing, the right to indemnification hereunder shall be the exclusive remedy of any party in connection with any breach by another party of its representations, warranties, or covenants, and such indemnification shall be deemed to waive any remedy to which any party would otherwise be entitled as a result of such breach.

                                  ARTICLE IX.
                                 MISCELLANEOUS

         9.1 Survival. The representations, warranties, covenants and agreements of each of the Seller and the Purchaser contained in this Agreement shall survive the execution and delivery of this Agreement for a period of nine (9) months from the Closing Date; provided, however, no claim may be made against any party hereto and no party hereto shall have any liability to any other party hereto after the applicable survival period for a representation, warranty or covenant specified above shall have expired, except that: (i) Seller's obligations to complete the Environmental Work pursuant to Section 6.13 shall survive until it is so completed; (ii) in the case of fraud, claims made pursuant to subclause (D) of Section 8.4(a)(i) or claims arising from Seller's investments in any other entity that is listed on Schedule 2.1(c), a claim may be made hereunder until the expiration of all applicable statutes of limitation with respect to the subject matter thereof, (iii) claims pursuant to clauses
(i), (ii), (iii), (iv), (v), (vii), (viii) or (ix) of Section 2.2(c) may be made until the expiration of all applicable statutes of limitation with respect to the subject matter thereof to the extent such claims relate to a matter that is an obligation that is known to the Seller on the date nine (9) months after the Closing Date or a third party claim which is asserted prior to such date and,
(iv) if a claim shall have been made by a party hereto against another party hereto prior to the expiration of the applicable survival period specified above, then, in each case, such survival period shall be extended as it relates to such claim until such claim has been satisfied or otherwise resolved as provided in Section 8.4.

         9.2 Like-Kind Exchange. The Purchaser may elect to effect the acquisition of the Purchased Assets as part of a tax-deferred exchange under
Section 1031 of the Internal Revenue Code of 1986, as amended, in lieu of buying such assets hereunder provided that such election does not hinder or delay the consummation of the transactions contemplated by this Agreement or the prosecution of the FCC Applications. If the Purchaser so elects, it shall provide notice to the Seller of its election, and thereafter (i) may at any time at or prior to Closing assign its rights under this Agreement to a "qualified intermediary" as defined in Treas. Reg. Section 1.1031(k)-1(g)(4), subject to all of the Seller's rights and obligations hereunder and (ii) shall promptly provide written notice of such assignment to all parties hereto. The Purchaser shall indemnify and hold harmless the Seller from and against all costs and expenses arising from Purchaser's election to effect the acquisition of the Purchased Assets as part of a tax-deferred exchange rather than a purchase thereof, other than such costs and expenses arising from the Seller's failure to perform its obligations hereunder with respect to such exchange.

         9.3 Notices. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by telecopy or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other person or such other address as any party may provide to the other parties by notice in accordance with this Section 9.3):

         if to the Purchaser, to:          with copies to:

         Hearst-Argyle Properties, Inc.    Clifford Chance Rogers & Wells LLP
         888 Seventh Avenue                200 Park Avenue
         New York, New York  10106         New York, New York  10166
         Attention: Bob Marbut             Attention: Steven A. Hobbs, Esq.
                   David J. Barrett        Facsimile: (212) 878-8375
         Facsimile: (212) 887-6855

         if to the Guarantor, to:          with copies to:

         Hearst-Argyle Television, Inc.    Clifford Chance Rogers & Wells LLP
         888 Seventh Avenue                200 Park Avenue
         New York, New York  10106         New York, New York  10166
         Attention: Bob Marbut             Attention: Steven A. Hobbs, Esq.
                   David J. Barrett        Facsimile: (212) 878-8375
         Facsimile: (212) 887-6855

         if to the Seller, to:             with copies to:

         WMUR-TV, Inc.                     Latham & Watkins
         c/o Imes Communications           1001 Pennsylvania Avenue, N.W.
         P.O. Box 511                      Suite 1300
         201 5th Street South              Washington, D.C.  20004
         Columbus, MS  39703               Attention: Eric L. Bernthal, Esq.
         Attention: Frank B. Imes          Facsimile: (202) 637-2201
         Facsimile: (662) 329-1004

Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by telecopy (receipt confirmed) or, if mailed, when actually received.

         9.4 Attorneys' Fees and Costs. If attorneys' fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith.

         9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Seller or the Purchaser without the prior written consent of the other party and any purported assignment or delegation in violation hereof shall be null and void. Notwithstanding the foregoing, the Purchaser may assign all or part of its rights under this Agreement prior to the Closing to an Affiliate of the Purchaser or to a "qualified intermediary" with the meaning of Treas. Reg. Sec. 1.1031(k)-1(g)(4)(iii) without the prior written consent of the Seller; provided, however, that the Purchaser shall remain primarily liable for all of its obligations under this Agreement.

         9.6 Guaranty of Purchaser's Obligations and Liabilities. Guarantor agrees to unconditionally guarantee any and all obligations and liabilities of Purchaser under this Agreement and the other agreements executed in connection herewith and any assignees of Purchaser's rights or obligations hereunder, including without limitation, the obligations and liabilities under Section 8.3. Guarantor acknowledges that it has agreed to this unconditional guarantee as an inducement to Seller to enter into this Agreement.

         9.7 Amendments and Waiver. This Agreement may not be modified or amended except in writing signed by the party against whom enforcement is sought. The terms of this Agreement may be waived only by a written instrument signed by the party waiving compliance. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise provided. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that the parties hereto may otherwise have at law or in equity. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this
Section 9.7.

         9.8 Entire Agreement. This Agreement, the Confidentiality Agreement and the related documents contained as Exhibits and Schedules hereto or expressly contemplated hereby (including the Seller Documents) contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. The Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.

         9.9 Representations and Warranties Complete. The representations, warranties, covenants and agreements set forth in this Agreement and the Confidentiality Agreement constitute all the representations, warranties, covenants and agreements of the parties hereto and their respective shareholders, directors, officers, employees, affiliates, advisors (including financial, legal and accounting), agents and representatives and upon which the parties have relied.

         9.10 Third Party Beneficiaries. This Agreement is made for sole for the benefit of the parties hereto and nothing contained herein, express or implied, is intended to or shall confer upon any other Person any third party beneficiary right or any other legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except for the Purchaser Indemnified Parties and the Seller Indemnified Parties.

         9.11 Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the substantive laws of the State of New York, without giving effect to any conflicts of law, rule or principle that might require the application of the laws of another jurisdiction.

         9.12 Neutral Construction. The parties to this Agreement agree that this Agreement was negotiated fairly between them at arms' length and that the final terms of this Agreement are the product of the parties' negotiations. Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting the provision(s).

         9.13 Severability. In the event that any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

         9.14 Bulk Sales Laws. The parties hereby waive compliance with the Bulk Sales Laws of any State in which the Purchased Assets are located or in which operations relating to the Business are conducted.

         9.15 Risk of Loss. The risk of loss or damage to any of the Purchased Assets to be purchased by the Purchaser hereunder (a "Loss") shall be on the Seller prior to the Closing and thereafter shall be on the Purchaser. If any of the Purchased Assets are materially damaged or destroyed prior to the Closing, the Seller, at its expense, shall use its commercially reasonable efforts to replace or repair such Purchased Assets with comparable property of like value and quality as soon as possible before the Closing. If such Purchased Assets have not been replaced or repaired on or before the Closing, Purchaser may elect not to proceed with the Closing if the damage or destruction has a Material Adverse Effect. If Purchaser elects to proceed with the Closing, the Cash Payment shall be reduced by the cost to repair or replace such Purchased Assets. The Seller and the Purchaser agree that in the event the Station is not operating on the scheduled Closing Date, the Closing Date shall be rescheduled to the date which is five

(5) Business Days after the Stations' operations have been so restored. In the event of a Loss that prevents the Station's signal transmission, or materially impairs the Stations' signal coverage area, for a period of more than forty (40) consecutive days, the Purchaser may terminate this Agreement pursuant to Section 8.1(j).

         9.16 Headings; Interpretation; Schedules and Exhibits. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. References to Sections or Articles, unless otherwise indicated, are references to Sections and Articles of this Agreement. The word "including" means including without limitation. Words (including defined terms) in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement unless otherwise specified. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

         9.17 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

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                           SIGNATURE PAGE FOLLOWS]




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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the date first above written.


                                        WMUR-TV, INC.



                                       By:  /s/ Frank Imes
                                           ----------------------------------
                                           Name:  Frank Imes
                                           Title: President



                                        HEARST-ARGYLE PROPERTIES, INC.



                                       By: /s/    Harry T. Hawks
                                           ----------------------------------
                                           Name:  Harry T. Hawks
                                           Title: Executive Vice President and
                                                  Chief Financial Officer



                                        HEARST-ARGYLE TELEVISION, INC.



                                       By: /s/    Harry T. Hawks
                                           ----------------------------------
                                           Name:  Harry T. Hawks
                                           Title: Executive Vice President and
                                                  Chief Financial Officer